EXHIBIT 10.2

             FIRST AMENDED AND RESTATED DISCLOSURE STATEMENT, DATED
                                NOVEMBER 6, 2002

     SOLICITATION OF VOTES ON THE DEBTORS' FIRST AMENDED AND RESTATED JOINT
        PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF

                               KASPER A.S.L., LTD.

      AND ITS WHOLLY OWNED DIRECT AND INDIRECT SUBSIDIARIES, A.S.L. RETAIL
          OUTLETS, INC.; ASL/K LICENSING CORP.; AKC ACQUISITION, LTD.;
                 LION LICENSING, LTD.; AND KASPER HOLDINGS, INC.


--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., EASTERN TIME,
ON [________], 2002, UNLESS EXTENDED BY THE COMPANY.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         RECOMMENDATION BY THE COMPANY

     The Boards of Directors of Kasper A.S.L., Ltd. and its wholly owned direct and indirect subsidiaries have unanimously approved the solicitation, the Plan, and the transactions contemplated thereby, and recommend that all security holders and other creditors whose votes are being solicited submit ballots to accept the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RECOMMENDATION BY THE CREDITORS' COMMITTEE

     Following the commencement of the Reorganization Cases, the United States Trustee appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee"). The Creditors' Committee has retained the firm of Anderson Kill & Olick P.C. as its legal advisor and Quest Turnaround Advisors, L.L.C. as its financial advisor.

     The Creditors' Committee and its professional advisors have reviewed the Plan, drafts of this Disclosure Statement and related exhibits, the publicly available financial statements of the Company, filings made with the Court and information obtained in meetings with and documents received from management of the Debtors.

     The Creditors' Committee unanimously approved the Plan and has advised the Debtors that its members intend to vote their individual claims in favor of the Plan. The Creditors' Committee recommends that each creditor read this Disclosure Statement and the Plan carefully before voting on the Plan.

         The Creditors' Committee recommends and urges that all holders of Senior Note Claims, all holders of General Unsecured Claims, all holders of Convenience Claims, and all holders of Kasper Equity Interests vote to accept the Plan as it provides treatment of such Claims and such Equity Interests that is superior to the recoveries such holders would receive under any other plan of reorganization the Debtors could successfully propose and confirm.
--------------------------------------------------------------------------------

         HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

         THIS OFFER OF NEW ANNE KLEIN COMMON STOCK AND NEW ANNE KLEIN WARRANTS IN EXCHANGE FOR CERTAIN EXISTING SECURITIES ISSUED BY KASPER A.S.L., LTD. OR FOR CERTAIN EXISTING CLAIMS AGAINST THE DEBTORS HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR SIMILAR STATE SECURITIES OR "BLUE SKY" LAWS.

         THE NEW ANNE KLEIN COMMON STOCK AND NEW ANNE KLEIN WARRANTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

         THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

         THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

         ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH AT LENGTH HEREIN.

                                TABLE OF CONTENTS


                                                                                                    PAGE



I.
INTRODUCTION............................................................................................1

         A.       Holders of Claims and Equity Interests Entitled to Vote...............................2

         B.       Voting Procedures.....................................................................3

         C. Overview of the Plan........................................................................4

         D. Overview of Chapter 11......................................................................5

II. DESCRIPTION OF THE DEBTORS'BUSINESS.................................................................6

         A. Debtors' Business, Initiatives and Economic Trends..........................................6

         B.Indebtedness................................................................................13

         C. Evaluation of Restructuring Alternatives...................................................15

                  1. Negotiations with Pre-Petition SecuredLenders.....................................16

                  2. The Ad HocCommittee...............................................................16

                  3. Formation of and Negotiations with the Creditors'Committee........................17

III. EVENTS DURING THE REORGANIZATIONCASES.............................................................18

         A. Administration of the ReorganizationCases..................................................18

         B. Debtor in PossessionFinancing..............................................................19

         C. BarDate....................................................................................20

         D. Disclosure Statement/ConfirmationHearings..................................................20

IV. THE JOINT PLAN OFREORGANIZATION....................................................................20

         A.Introduction................................................................................20

         B. Deemed SubstantiveConsolidation............................................................21

         C. Classification and Treatment of Claims and Equity Interests Under the Plan.................23

         D. Securities to Be Issued Pursuant to the Plan...............................................31

                  1. New Anne Klein Common Stock and New Anne Klein Warrants...........................31

                  2. New Management Incentive Plan.....................................................31

                  3. Securities Law Matters............................................................32

                  4. Hart-Scott-Rodino Act Filing Requirements.........................................35

                  5. New Indebtedness..................................................................36

         E. Plan Provisions Governing Distributions....................................................36


                                       iii

                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE

                  1. Date and Delivery of Distribution.................................................36

                  2. Surrender and Cancellation ofInstruments..........................................37

                  3. No Fractional Shares or FractionalWarrants........................................38

                  4. De MinimisDistributions...........................................................38

                  5. Disputed Administrative Expenses and Claims.......................................38

         F. Other Plan Provisions......................................................................39

                  1. Executory Contracts and Unexpired Leases..........................................39

                  2. Employee Benefit Plans............................................................40

                  3. Retiree Benefits..................................................................40

                  4. Officers and Directors............................................................40

                  5. Limited Releases by the Debtors...................................................41

                  6. Dissolution of Committee..........................................................41

                  7. Compliance with Tax Requirements..................................................41

                  8. Guaranty Rights...................................................................42

                  9.  Vesting and Liens................................................................42

                  10. Allocation of Consideration......................................................42

                  11. Retention of Jurisdiction........................................................42

                  12. Management of Reorganized Kasper.................................................42

                  13. Modification/Revocation of Plan..................................................43

                  14. Preservation of Causes of Action.................................................43

                  15. Exculpation......................................................................43

                  16. Injunction.......................................................................44

                  17. Votes Solicited in Good Faith....................................................44

                  18. Section 1146 Exemption...........................................................44

         G.       Implementation of the Plan...........................................................45

                  1. Substantive Consolidation Treatment...............................................45

                  2. Cancellation of Existing Securities and Agreements................................45

                  3. Incurrence of New Indebtedness....................................................45

                  4. Corporate Action..................................................................46

V. PROJECTIONS AND VALUATION ANALYSIS..................................................................46


                                       iv

                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE

         A.       Projections..........................................................................47

                  1. SignificantAssumptions............................................................47

                  2. Pro Forma Effective Date Balance Sheet (Unaudited)................................49

                  3. Forecasted Balance Sheet (Unaudited)..............................................50

                  4. Forecasted Consolidated Profit and Loss Statement (Unaudited).....................51

                  5. Forecasted Consolidated Cash Flows (Unaudited)....................................52

         B.Valuation...................................................................................53

VI. CERTAIN FACTORS AFFECTING THEDEBTORS...............................................................58

         A. Certain Bankruptcy Law Considerations......................................................58

                  1. Failure to Satisfy Vote Requirement...............................................58

                  2. New Working Capital Facility......................................................58

                  3. Risk of Non-Confirmation of the Plan..............................................58

                  4. Nonconsensual Confirmation........................................................58

                  5. Risk of Non-Occurrence of the Effective Date......................................59

                  6. Effect of the Debtors' Reorganization Cases on the Debtors' Business..............59

         B. Factors Affecting ReorganizedKasper........................................................59

                  1. Competitive Conditions............................................................59

                  2. Risk Factors......................................................................59

                  3. Reliance on Key Personnel.........................................................61

                  4. Quarterly Results of Operations Fluctuate.........................................61

                  5. Ability to Refinance Certain Indebtedness.........................................61

                  6. Capital Requirements..............................................................61

                  7. Variances from Projections........................................................61

                  8. Disruption of Operations..........................................................62

                  9. Dividend Policies.................................................................62

         C. Certain TaxMatters.........................................................................62

         D. Pending Litigation or Demands Asserting PrepetitionLiability...............................62

VII. HOW TO VOTE ON THEPLAN............................................................................63


                                       v

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                      PAGE

         A. Voting Deadline............................................................................63

         B. Holders of Claims and Equity Interests Entitled to Vote....................................64

         C. Vote Required for Acceptance by a Class....................................................64

         D. Voting Procedures..........................................................................64

                  1. Holders of Class 3A Senior NotesClaims............................................64

                  2. Holders of Class 3B General Unsecure Claims.......................................67

                  3. Holders of Class 4 Convenience Claims.............................................68

                  4. Holders of Class 6 Kasper Equity Interests........................................69

                  5. Withdrawal of Ballot or Master Ballot.............................................71

VIII. CONFIRMATION OF THE PLAN.........................................................................72

         A. Confirmation Hearing.......................................................................72

         B. Requirements for Confirmation of the Plan..................................................72

                  1. Consensual Confirmation...........................................................72

                  2. Best Interests Test...............................................................74

                  3. Liquidation Analysis Recitals and Assumptions.....................................76

                  4. Feasibility.......................................................................81

                  5. Nonconsensual Confirmation........................................................81

         C. Effectiveness of thePlan...................................................................82

                  1. Conditions Precedent to Confirmation..............................................82

                  2. Conditions Precedent to Effectiveness.............................................83

                  3. Waiver of Conditions..............................................................83

                  4. Effect of Failure of Conditions...................................................84

                  5. Effect of Confirmation............................................................84

IX. FINANCIAL
INFORMATION............................................................................................85

         A.General.....................................................................................85

         B. Selected FinancialData.....................................................................85

         C. Management's Discussion and Analysis of Financial
           Condition and Results of Operations.........................................................85

         D. RecentPerformance..........................................................................85


                                       vi

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                      PAGE

X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...........................................85

         A. Liquidation Under Chapter 7................................................................86

         B. Alternative Plan ofReorganization..........................................................86

XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THEPLAN.................................................86

         A.Introduction................................................................................86

         B. Consequences to Holders ofClaims...........................................................87

                  1.       Realization and Recognition of Gain or Loss in General......................87

                  2.       Holders of Allowed Administrative Expense Claims
                           (Unclassified) and Allowed Priority Non-Tax Claims
                           (Class 1)...................................................................88

                  3.       Holders of Allowed Secured Claims (Class 2).................................88

                  4.       Holders of Allowed Senior Notes Claims (Class 3A)...........................89

                  5.       Holders of Allowed General Unsecured Claims (Class 3B)......................90

                  6.       Holders of Allowed Convenience Claims (Class 4).............................90

                  7.       Holders of Allowed Kasper Equity Interests (Class 6)........................91

                  8.       Allocation of Consideration to Interest.....................................91

                  9.       Tax Treatment of Gain Recognized on Subsequent Sale of Certain Stock........91

                  10.      Withholding.................................................................92

         C. Consequences to Debtors or Reorganized Debtors.............................................92

                  1.       Discharge-of-Indebtedness Income Generally..................................92

                  2.       Attribute Reduction.........................................................93

                  3.       Utilization of Net Operating Loss Carryovers................................93

                  4.       Consolidated Return Items...................................................95

                  5.       Alternative Minimum Tax.....................................................95

XII. CONCLUSION........................................................................................96


                                    GLOSSARY

         The following glossary contains certain important terms used throughout this Disclosure Statement (other capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Plan):



Affiliate                               any entity that directly, or indirectly
                                        through one or more intermediaries,
                                        controls or is controlled by, or is
                                        under common control with, a specified
                                        entity; for purposes of the definition
                                        of Affiliate, any entity that owns,
                                        controls, or holds with power to vote
                                        10% or more of the outstanding voting
                                        securities of, or controls or directs
                                        the management of, the entity specified
                                        shall be deemed to be an Affiliate of
                                        such entity; provided, however, that
                                        Affiliate shall not include any
                                        individual that is party to a Management
                                        Employment Agreement.

Affiliate Claim                         any Claim of a Debtor against another
                                        Debtor or any Claim of a non-Debtor
                                        Affiliate against a Debtor.

Allowed Administrative Expense,
Expense, Allowed Claim, or Allowed
Equity Interest                         an administrative expense, Claim, or
                                        Equity Interest as the case Allowed
                                        Claim, or Allowed Equity may be, that is allowed or deemed allowed pursuant to the Plan or Interest section 502, 503, or 1111 of the Bankruptcy Code.


Amended By-laws                         the Bylaws of Reorganized Kasper
                                        authorized pursuant to Section 12.2 of
                                        the Plan.


Amended Certificate of Incorporation    the Certificate of Incorporation of
                                        Reorganized Kasper authorized pursuant
                                        to Section 12.2 of the Plan.

Bankruptcy Code                         Title 11 of the United States Code, as
                                        amended from time to time, as applicable to the Reorganization Cases.

Bankruptcy Rules                        the Federal Rules of Bankruptcy
                                        Procedure, as amended from time to time, as applicable to the Reorganization
                                        Cases, including the Local Rules of the
                                        Court.

Business Day                            any day on which commercial banks are
                                        open for business, and not authorized to close, in the City of New York.

Claim                                   as defined in section 101(5) of the
                                        Bankruptcy Code.

Commencement Date                       February 5, 2002, the date on
                                        which the Debtors commenced the
                                        Reorganization Cases.

Confirmation Date                       the date on which an order of the Court
                                        confirming the Plan is entered on the
                                        docket by the Clerk of the Court.

Convenience Claim                       any general unsecured Claim, including
                                        any Senior Notes Claims, in an amount of $1000.00 or less, or that is reduced by the holder thereof to $1000.00.

Court                                   (a) the United States Bankruptcy Court
                                        having jurisdiction over the
                                        Reorganization Cases, (b) to the extent
                                        the reference made pursuant to section
                                        157 of title 28 of the United States
                                        Code is withdrawn pursuant to section
                                        157(d) of Title 28 of the United States
                                        Code, the United States District Court,
                                        and (c) any other court having
                                        jurisdiction over the Reorganization
                                        Cases.

Creditors' Committee                    the official committee of unsecured
                                        creditors appointed in the
                                        Reorganization Cases, as constituted
                                        from time to time.

Debtors                                 collectively, Kasper and the
                                        Subsidiaries.

Effective Date                          the first Business Day on which all the
                                        conditions specified in Section 6.2 of
                                        the Plan shall have been satisfied or
                                        waived in accordance with Section 6.4 of the Plan.

Equity Interest                         any share of common stock or other
                                        ownership interest in any of the
                                        Debtors, whether or not transferable,
                                        including any option, warrant, call,
                                        subscription or other similar right,
                                        contractual or otherwise, obligating the
                                        Debtor to issue, transfer, or sell
                                        shares of its stock or other Equity
                                        Interest, to acquire any interest in the Debtor.

Federal Judgment Rate                   the rate equal to the weekly average
                                        one-year constant maturity Treasury
                                        yield, as published by the Board of
                                        Governors of the Federal Reserve System
                                        for the calendar week preceding the
                                        Effective Date and identified at
                                        http://www.federalreserve.gov/releases/
                                        h15/current/.

General Unsecured Claim                 any nonpriority, general unsecured Claim
                                        other than Administrative Expense Claim,
                                        Priority Tax Claim, Priority Non-Tax
                                        Claim, Secured Claim, Convenience Claim, and Affiliate Claim.

Kasper                                  Kasper A.S.L., Ltd., a Delaware
                                        corporation.

Kasper Common Stock                     the authorized and outstanding shares of
                                        common stock, $0.01 par value per share, issued by Kasper.

Kasper Equity Interest                  any Equity Interest in Kasper.

Management Employment Agreements        the employment agreements between the
                                        Debtors and John D. Idol, Gregg Marks,
                                        Wendy Chivian, Steven Kramer, Joseph B.
                                        Parsons, Lee S. Sporn, Richard Owen, and
                                        Laura Lentini respectively, provided in
                                        the Plan Supplement.

New Anne Klein Common Stock             the shares of common stock of
                                        Reorganized Kasper authorized pursuant
                                        to Section 5.3 of the Plan.

New Anne Klein Preferred Stock          the shares of preferred stock of
                                        Reorganized Kasper authorized pursuant
                                        to Section 5.3 of the Plan.

New Anne Klein Warrants                 the warrants to purchase up to 755,556
                                        shares of New Anne Klein Common Stock,
                                        at a strike price of $11.25 per share,
                                        to be issued pursuant to, and exercised
                                        in accordance with, the terms and
                                        conditions of the New Anne Klein Warrant
                                        Agreement.

New Management Incentive Plan           The Anne Klein Group, Inc. 2003 Stock
                                        Incentive Plan to be provided in the
                                        Plan Supplement.

New Working Capital Facility            the revolving credit facility to be
                                        obtained by Reorganized Kasper on the
                                        Effective Date, having principal terms
                                        and conditions no less favorable to the
                                        Reorganized Debtors than those described in the Plan Supplement, and all notes and other agreements and documents to be issued or exchanged pursuant thereto or in connection therewith.

Nominee a broker, bank, or other nominee (or proxy holder or agent) for one or more beneficial owners of Senior Notes.

Plan the Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, in substantially the form of Exhibit 1 hereto.

Post-Petition Bank Credit Agreement     that certain Credit Agreement, dated as
                                        of February 5, 2002, among Kasper, as
                                        borrower, the Subsidiaries and certain
                                        non-Debtor Affiliates, as guarantors,
                                        and JPMorgan Chase Bank, as
                                        administrative agent, J.P. Morgan
                                        Securities Inc., as book manager and
                                        lead arranger, The CIT Group/Commercial
                                        Services, Inc., as collateral monitor,
                                        and the lenders party thereto, and any
                                        and all of the documents, instruments
                                        and agreements relating thereto,
                                        including, without limitation, all
                                        guarantees and security documents,
                                        instruments and agreements executed and
                                        delivered in connection with such Credit
                                        Agreement, as the same may have been
                                        amended, restated, supplemented or
                                        otherwise modified from time to time.

Pre-Petition Credit Agreement           the Credit Agreement, dated as of July
                                        9, 1999, among Kasper, as borrower, the
                                        Guarantors named therein, the other
                                        lenders named therein, The Chase
                                        Manhattan Bank, as administrative and
                                        collateral agent, and The CIT
                                        Group/Commercial Services, Inc. as
                                        collateral monitor, as amended from
                                        time-to-time up to the Commencement
                                        Date.

Pre-Petition Credit Facility            that certain Credit Agreement and
                                        related documents, including all notes,
                                        guaranties, pledges, and other
                                        agreements and documents given or issued pursuant thereto or in connection therewith.

Pre-Petition Secured Lender             any of the financial institutions party
                                        to the Pre-Petition Credit Facility,
                                        including J. P. Morgan Chase, as
                                        successor to The Chase Manhattan Bank,
                                        as administrative and collateral agent.

Pro Rata Share                          a proportionate share, so that the ratio
                                        of the amount of cash or securities
                                        distributed on account of an Allowed
                                        Claim in a class is the same as the
                                        ratio such Claim bears to the total
                                        amount of all Allowed Claims (plus
                                        disputed Claims until disallowed) in
                                        such class.

Record  Date                            for purposes of voting on the Plan,
                                        the date on which the order of the
                                        Bankruptcy Court approving the
                                        Disclosure Statement is entered on the
                                        docket of the Bankruptcy Court and for
                                        purposes of receiving a distribution
                                        under the Plan, the date on which the
                                        Plan is confirmed.

Related Documents                       all documents necessary to consummate
                                        the transactions contemplated by the
                                        Plan, including, without limitation, the
                                        New Working Capital Facility, the
                                        Amended Certificates of Incorporation,
                                        the Amended By-laws, the New Management
                                        Incentive Plan, the Management
                                        Employment Agreements, the New Anne
                                        Klein Warrant Agreement, and the
                                        Registration Rights Agreement.

Reorganized Debtors                     the Debtors, or any successor to
                                        any of the Debtors by merger,
                                        consolidation, or otherwise, from and
                                        after the Effective Date.

Reorganized Kasper                      The Anne Klein Group, Inc., formerly
                                        known as Kasper A.S.L., Ltd., a Delaware corporation, on and after the Effective
                                        Date.

Reorganized Subsidiary                  any of the Debtors other than Kasper, on
                                        and after the Effective Date, that is
                                        not merged with or into another entity
                                        or dissolved pursuant to the Plan.

Schedules                               the schedules of assets and liabilities,
                                        statement of financial affairs, and
                                        lists of holders of Claims and Equity
                                        Interests to be filed by the Debtors as
                                        required by section 521 of the
                                        Bankruptcy Code and Bankruptcy Rule
                                        1007, including any amendments and
                                        supplements thereto.

Senior Notes                            the notes issued pursuant the Senior
                                        Notes Indenture.

Senior Notes Claim                      any Claim of the Senior Note Trustee and
                                        holders of Senior Notes against the
                                        Debtors arising out of or related to the Indenture or the transaction, agreement or instruments upon which the Senior
                                        Notes are based.

Senior Notes Indenture                  the indenture, dated as of June 4, 1997,
                                        as supplemented on June 30, 1997 and
                                        June 16, 199, between Kasper A.S.L.,
                                        Ltd. (f/k/a Sassco Fashions, Ltd.) as
                                        issuer, and the Bank of New York, as
                                        successor in interest to IBJ Schroder
                                        Bank & Trust Company, as trustee.

Senior Notes Trustee                    the Bank of New York, as successor to
                                        IBJ Schroder Bank & Trust Company as
                                        indenture trustee, registrar and paying
                                        agent under the Senior Notes Indenture.

Subsidiaries                            the following direct and indirect
                                        wholly-owned subsidiaries of Kasper:
                                        A.S.L. Retail Outlets, Inc.; ASL/K
                                        Licensing Corp.; AKC Acquisition, Ltd.;
                                        Lion Licensing, Ltd.; Kasper Holdings,
                                        Inc.

Subsidiary Equity Interest              the Equity Interests of Kasper in the
                                        Subsidiaries.

Voting Deadline                         5:00 p.m. Eastern Time on
                                        [_____________], 2002.

                                       I.
                                  INTRODUCTION

         Kasper and certain of its wholly owned direct and indirect subsidiaries are soliciting acceptances of the First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

         Attached as Exhibits to this Disclosure Statement are copies of the following documents:

         o The Plan (Exhibit 1);

         o Kasper's Form 10-K for the fiscal year ended December 29, 2001 (Exhibit 2);

         o Kasper's Form 10-Q for the quarter ended March 30, 2002 (Exhibit 3);

         o Kasper's Form 10-Q for the quarter ended June 29, 2002 (Exhibit 4);

         o Kasper's Form 10-Q for the quarter ended September 28, 2002 (Exhibit
5); and

         o The Order of the Court, dated [____________], 2002, approving this Disclosure Statement and granting other relief (Exhibit 6).

         In addition, a ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement submitted to the holders (as of the Record Date) of Senior Notes, General Unsecured Claims, Convenience Claims and Kasper Equity Interests that the Debtors believe may be entitled to vote to accept or reject the Plan. If you hold Claims or Equity Interests in more than one class entitled to vote, you will receive more than one ballot.

         The Debtors' legal and financial advisors can be contacted at:

Weil, Gotshal & Manges LLP                 Benedetto Gartland &Company, Inc.
767 Fifth Avenue                           1330 Avenue of the Americas
New York, New York  10153                  New York, New York  10019
(212) 310-8000                             (212) 424-9700
(212) 310-8007 (telecopy)                  (212) 262-8708 (telecopy)
Attn: Alan B. Miller, Esq.                 Attn: Mr. Michael F. Benedetto

         APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         This Disclosure Statement sets forth in detail the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Record Date for voting purposes, and the applicable standards for tabulating ballots. In addition, detailed voting instructions accompany each ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, and the instructions accompanying the ballots (and any accompanying exhibits) in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes.

         No solicitation of votes to accept the Plan may be made except pursuant to sections 1125 and 1126 of the Bankruptcy Code.

A.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

         Pursuant to the provisions of the Bankruptcy Code, only holders of Allowed Claims or Equity Interests in classes of Claims or Equity Interests that are impaired are entitled to vote to accept or reject a proposed plan, except that Class 8, consisting of the Equity Interests in the Subsidiary Debtors, is unimpaired under the Plan and Kasper, as the holder of such interests is conclusively presumed to have accepted the Plan. Classes of Claims or Equity Interests that are unimpaired are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

         For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section IV.C below, entitled "THE JOINT PLAN OF REORGANIZATION--Classification and Treatment of Claims and Equity Interests Under the Plan."

         Class 1 (Priority Non-Tax Claims) and Class 2 (Secured Claims) under the Plan are unimpaired. Holders of Claims in those classes are conclusively presumed to have accepted the Plan. Class 3 (Senior Notes Claims and General Unsecured Claims), Class 4 (Convenience Claims), and Class 6 (Kasper Equity Interests) are impaired, and to the extent Claims and Equity Interests in such classes are Allowed Claims or Equity Interests, the holders of such Claims and Equity Interests will receive distributions under the Plan. Accordingly, holders of Claims in Class 3 and Class 4, and holders of Equity Interests in Class 6 are entitled to vote to accept or reject the Plan. Class 5, consisting of Affiliate Claims, and Class 7, consisting of the Equity Interests in the Subsidiary Debtors, are unimpaired under the Plan. Kasper and/or its Affiliates, as holders of such Claims and Equity Interests in Class 5 and Class 7, are conclusively presumed to have accepted the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Claims in Class 3 and Class 4, and from holders of Equity Interests in Class 6.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of a plan. In addition, the Bankruptcy Code defines "acceptance" of a plan by a class of equity interests as acceptance by creditors in that class that hold at least two-thirds in dollar amount that cast ballots for acceptance or rejection of a plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VIII below, entitled "CONFIRMATION OF THE PLAN."

         If Class 3 accepts the Plan, as expected, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the nonacceptance of any other classes. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VIII.B.5 below, entitled "CONFIRMATION OF THE PLAN--Requirements For Confirmation of the Plan--Nonconsensual Confirmation."

B.       VOTING PROCEDURES

         If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for the purpose of voting on the Plan. If you hold Claims or Equity Interests in more than one class and you are entitled to vote Claims and Equity Interests in more than one class, you will receive separate ballots, which must be used for each separate class of Claims or Equity Interests. Please vote and return your ballot(s) in accordance with the accompanying instructions.

         TO BE COUNTED, YOUR VOTE INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE DEBTORS' VOTING AGENT, BANKRUPTCY SERVICES, LLC, NO LATER THAN 5:00 P.M., EASTERN TIME, ON [________], 2002. FAXED COPIES OF SIGNED BALLOTS WILL NOT BE ACCEPTED. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.

         [__________], 2002 has been established as the Record Date for voting on the Plan. Accordingly, only holders of record as of the Record Date that are otherwise entitled to vote under the Plan will receive a ballot and may vote on the Plan. For holders of Claims in Class 3 and Class 4 the unpaid principal amount of your Claim due and owing by the Debtors on the Record Date will be used for voting purposes only and will not be determinative of, or otherwise affect, your Claim for Plan treatment or distribution purposes or any other chapter 11 purpose. For holders of Equity Interests in Class 6 the number of shares of Kasper Common Stock held on the Record Date will be used for voting purposes only and will not be determinative of, or otherwise affect, your Equity Interest for Plan treatment or distribution purposes or any other chapter 11 purpose.

         If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please call the Debtors' Voting Agent, Bankruptcy Services, LLC at (888) 498-7764.

         SUMMARIES OF CERTAIN PROVISIONS OF DOCUMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE

QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE DOCUMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH DOCUMENT.

C.       OVERVIEW OF THE PLAN

         Pursuant to the Plan, the Debtors' existing debt obligations will be satisfied and discharged as provided in the Plan. The Debtors expect to obtain a new post-chapter 11 working capital facility in the aggregate amount of $100 million to satisfy the needs of the Reorganized Debtors following the Effective Date and to fund distributions under the Plan.

         As part of the confirmation of the Plan, the Debtors will also ask the Court to authorize the treatment of the Debtor's assets and liabilities as though there were a substantive consolidation of the Debtors and their estates, for Plan purposes only. Substantive consolidation treatment will eliminate Affiliate Claims and claims based upon guarantees by one Debtor of another Debtor or joint obligations of two or more Debtors, and ensure that all of the Debtors' collective assets are available to satisfy the Debtors' collective obligations.

         The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan:


                     SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN1

                                                                                                        Approximate
              Type of Claim or                                                   Approximate Allowed    Percentage
  Class       Equity Interest                        Treatment                          Amount            Recovery
  -----       ---------------                        ---------                          ------            --------
   --     Administrative Expenses  Unimpaired; paid in full in cash on the           $37,846,000.00         100%
                                   Effective Date or on the date allowed, unless
                                   otherwise agreed to by each holder thereof
                                   and the Debtors.
   --     Priority Tax Claims      Unimpaired; paid in full in cash on the            $1,275,000.00         100%
                                   Effective Date or, at the Debtors' option,
                                   in equal annual installments over a period
                                   not exceeding six years from the date of
                                   assessment, together with interest thereon
                                   at a fixed annual rate equal to 6.0%
                                   calculated from the Effective Date to the
                                   date of payment.


--------
1 This table is only a summary of the classification and treatment of Claims and
Equity Interests under the Plan. The amounts set forth herein are the Debtors'
estimates; the actual amounts will depend upon the final reconciliation and resolution of all administrative expenses and Claims. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.


                                       4


    1     Priority Non-Tax Claims  Unimpaired; paid in full in cash with                      $0.00         100%
                                   interest, unless otherwise agreed to by each
                                   holder thereof and the Debtors.
    2     Secured Claims           Unimpaired; at the Debtors' option, either            $92,000.00         100%
                                   reinstated, paid in full, collateral
                                   returned, offset to the extent of Debtors'
                                   Claims against the holder, or otherwise
                                   satisfied.
  3(A)    Senior Notes Claims      Impaired; on the Effective Date, one share    $139,096,000.00             64%
                                   of New Anne Klein Common Stock for each
                                   $11.75 of Allowed Claims.
  3(B)    General Unsecured Claims Impaired; on the Effective Date, one share         $7,973,000.00          64%
                                   of New Anne Klein Common Stock for each
                                   $11.75 of Allowed Claims.
    4     Convenience Claims       Impaired; on the Effective Date, paid $0.70          $315,000.00         70%
                                   per dollar of Allowed Claims up to a maximum
                                   Allowed Claim of $1000.00.
    5     Affiliate Claims         Unimpaired                                            N/A                 0
    6     Kasper Equity Interests  Impaired; on the Effective Date, one New              N/A              nominal
                                   Anne Klein Warrant for each 9 shares of
                                   Kasper Common Stock.
    7     Subsidiary Equity        Unimpaired                                            N/A                 0
          Interests

D.       OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets or the value thereof.

         The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."


         The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying Claims against and interests in a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and all creditors and Equity Interest holders of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         In order to solicit acceptances of a proposed plan, however, section 1126 of the Bankruptcy Code requires a debtor and any other plan proponents to conduct such solicitation either in compliance with any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure, or if there is no such applicable nonbankruptcy law, rule, or regulation, pursuant to a court approved disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against, and holders of Equity Interests in, the Debtors to satisfy the requirements of section 1126 of the Bankruptcy Code.

                                      II.
                      DESCRIPTION OF THE DEBTORS' BUSINESS

A.       DEBTORS' BUSINESS, INITIATIVES AND ECONOMIC TRENDS

GENERAL

         Kasper, a Delaware corporation incorporated in 1997, is one of the leading women's branded apparel companies in the United States. The Company designs, markets, sources, manufactures and distributes women's suits, sportswear and dresses. The Company's brands include such well-recognized names as Albert Nipon(R), Anne Klein New York(TM), AK Anne Klein(TM), Kasper(R), and Le Suit(R) (collectively, the "Brands" and Anne Klein New York(TM) and AK Anne Klein(TM), the "Anne Klein Brands"). In addition, the Company has granted licenses for the manufacture and distribution of certain other products under the Brands (other than LeSuit(R)), including, buT not limited to, women's watches, jewelry, handbags, small leather goods, footwear, coats, eyewear and swimwear, and men's apparel. The Company's long-established position as a market leader in women's suits was complemented in 1999 with the purchase of trademarks owned by Anne Klein Company LLC, which provided for a base for the Company's expansion into sportswear.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

         Kasper's business consists of three integrated operations: wholesale, retail and licensing. During fiscal 2001, approximately 94% of the Company's wholesale net sales were derived from sales within the United States. Financial information with regard to the Company's wholesale, retail and licensing segments, including revenues, earnings before interest, taxes, depreciation and amortization, and segment assets, appears in Note 12 "Segment Information" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

         Wholesale. The Company's wholesale business designs, sources, manufactures and distributes to wholesale customers, women's apparel under various labels owned by the Company for the bridge, better and mass markets. The Company's products are sold to approximately 3,000 retail locations throughout the United States, Canada, Europe and Asia. The Company participates in three principal areas of the women's wholesale apparel market: suits, sportswear and dresses.

         Suits. The women's suit market is generally defined as tailored jackets, skirts and pants, sold as a set. The Company manufactures suits under the Albert Nipon brand for the specialty store bridge market. The Company manufactures the Kasper and Le Suit brands for the department store better market. The Company believes it has a dominant share of the women's suit market for department stores within the United States. Additionally, the Company manufactures for the mass market by using private label programs. Suit sales, as a percentage of the Company's net domestic wholesale sales for the 2001, 2000 and 1999 fiscal years were approximately 65%, 60% and 79%, respectively.

         Sportswear. Sportswear includes groups of skirts, pants, jackets, blouses and sweaters which, while sold as separates, are coordinated as to styles, color palettes and fabrics and are designed to be worn together or as separates. Products offered in this area of the market are suitable for both a working environment and casual wear. The Company offers a collection of sportswear under the Anne Klein New York brand name, which is priced for the bridge market. The Company also produces AK Anne Klein and Kasper & Company for the better market. Sportswear sales, as a percentage of the Company's net domestic wholesale sales, for the 2001, 2000 and 1999 fiscal years were approximately 27%, 33% and 12%, respectively.

         Dresses. The Company produces a collection of dresses under the Kasper brand name, targeted to sell at better prices. The Company's strategy is to leverage its position in the career suit market by designing and marketing dresses suitable for the career woman, including under the Anne Klein brandname. The Kasper dress division offers a wide variety of high quality dresses at affordable prices, including career and classic, desk to dinner dresses. Dress sales, as a percentage of the Company's net domestic wholesale sales, for the 2001, 2000 and 1999 fiscal years were approximately 8%, 7% and 9%, respectively.

INTERNATIONAL OPERATIONS

         The Company's wholesale business includes two wholly owned subsidiaries, Kasper Holdings, Inc. and Kasper A.S.L. Europe, Ltd. (collectively, "International"). Kasper Holdings, Inc. owns Kasper Canada ULC and Anne Klein ULC, which together own 100% of Kasper Partnership, G.P., a Canadian Partnership (70% and 30%, respectively), through which the Company sells and distributes all the Brands in Canada. Kasper A.S.L. Europe, Ltd. sells and distributes all the Brands in Europe. The Company's wholly owned subsidiary, Asia Expert Limited, a Hong Kong corporation ("AEL"), is the owner of Tomwell Ltd., also a Hong Kong corporation. Generally, AEL acts as a buying agent for the Company for which it receives an arms-length commission. AEL also provides a quality control function at the sewing contractors in China, Hong Kong and other parts of the Far East as part of its buying service. Tomwell Ltd. operates a factory in China, which began production exclusively on behalf of the Company in May 1998, and also provides beading services for the Nipon and Kasper garments.

RETAIL

         The Company's retail store program establishes another distribution channel for its products. At December 29, 2001, the Company operated 65 Kasper retail stores and 26 Anne Klein retail stores, which in total represented approximately 20%, 19% and 17% of total net sales of the Company for the 2001, 2000 and 1999 fiscal years, respectively. These stores are generally located in outlet center malls throughout the United States. The Company opened one full price Anne Klein store in February 2002, located in New York City. At the end of fiscal 2001, the Company made the decision to close approximately 25 retail stores. As of March 29, 2002, 24 retail stores had been closed.

LICENSING

         As of December 29, 2001, the Company had four licensing arrangements under its Albert Nipon(R) trademark. Licenses included men's tailored clothing, neckwear, small leather goods, and ladies' and girls' coats and outerwear.

         As of December 29, 2001, the Company had 14 domestic and three international licensing agreements under its Anne Klein Brands and related logos. The domestic licensees are granted the exclusive right to manufacture and sell watches, jewelry, handbags, small leather goods, footwear, coats, eyewear and swimwear under specified Anne Klein trademarks, in accordance with designs supplied or approved by the Company. The international licensees distribute specified apparel and accessories under the Anne Klein marks in Japan, Korea, and Central and South America.

         As of December 29, 2001, the Company had four licensing arrangements of its Kasper trademark pursuant to which licensees produce merchandise under these trademarks, in accordance with designs furnished or approved by the Company. Licenses included women's coats, men's woven sport shirts, sweaters and casual pants and handbags, portfolios and wallets.

DESIGN

         The Company designs its products based on seasonal plans that reflect prior seasons' experience, current design trends, economic conditions and management's estimates of the product's future performance. Product lines are developed primarily for the two major selling seasons, spring and fall. The Company also produces lines for the transitional periods within these seasons. As "seasonless" fabrics become increasingly popular in women's apparel, the Company has integrated these fabrics into its product lines.

         The average lead-time from the selection of fabric to the production and shipping of finished goods ranges from approximately eight to nine months. Although the Company retains significant flexibility to change production scheduling, the majority of production, for other than private label goods, begins before the Company has received customer orders.

         The Company's design teams travel around the world to select fabrics and colors and stay abreast of the latest trends and innovations. In addition, the Company monitors the sales of its products to determine changes in consumer trends. In-house designers use a computer-aided design ("CAD") system to customize designs. The Company's designers meet regularly with the piece goods and sales departments to review design concepts, fabrics and styles.

         Each of the Company's product lines has its own design team which is responsible for the development and coordination of the product offerings within each line. Once colors and fabrics are selected, production and showroom samples are produced and incorporated into the product line, and the design and sourcing departments begin to develop preliminary production samples. After approval of the samples, production begins.

         After production samples are approved for production, various patterns that will be used to cut the fabric are produced by the Company's team of experienced pattern makers. This process is aided by the use of a computerized marker and grading system.

MANUFACTURING

         The Company primarily contracts for the cutting and sewing of its garments with contractors located principally in Taiwan, the Philippines, Hong Kong and China. Purchases of finished goods from the Company's four principal contractors accounted for approximately 44% of the Company's total finished goods purchases in 2001. Apparel sold by the Company is manufactured in accordance with its designs, detailed specifications and production schedules. In May 1998, the Company began production in its manufacturing facility in China. Finished goods produced in the China factory accounted for approximately 7%, 5% and 4% of total finished goods production during fiscal 2001, 2000 and 1999, respectively. The Company's production and sourcing staffs in Hong Kong, China, Taiwan and the Philippines oversee all aspects of apparel manufacturing and production, including quality control, as well as researching and developing new sources of supply for manufacturing, textiles and trim. Although the Company does not have any long-term agreements with any of its manufacturing contractors, it has had long-term mutually satisfactory relationships with its four principal contractors and has engaged each of them for more than 15 years. The Company allocates product manufacturing among contractors based on the contractors' capabilities, the availability of production capacity and quota, quality, pricing and flexibility in meeting changing production requirements on relatively short notice. The inability of certain manufacturing contractors to provide such product on a timely basis could materially adversely affect the Company's operations, business and financial condition.

QUALITY CONTROL

         The Company's comprehensive quality control program is designed to ensure that purchased piece goods and finished goods meet the Company's exacting standards. Production samples are submitted to the Company for approval prior to production. The Company maintains a quality control staff, who, in addition to the contractors' own quality control staff, inspect prototypes of each garment before production runs are commenced and perform random in-line quality control checks during production and after production before the garments leave each contractor's premises. In addition, inspectors perform quality control at the Company's distribution center in New Jersey, where a sampling of each style is measured against detailed specifications, and undergoes a thorough inspection and is then steamed or pressed, as necessary. The Company believes that its policy of inspection at the offshore contractors' facilities, together with the inspection and refinishing at its distribution center, are essential to maintaining the quality and reputation that its garments enjoy.

SUPPLIERS

         Generally, the raw materials required for the manufacturing of the Company's products are purchased from the Far East and Europe, directly by the Company or by its manufacturing facilities. Raw materials, which are in most instances made and/or colored especially for the Company, consist principally of piece goods and yarn. Purchases from the Company's four major suppliers accounted for approximately 45% of the Company's total purchases of raw materials for fiscal 2001. The Company's transactions with its suppliers are based on written instructions issued by the Company and, except for these instructions, the Company has no written agreements with its suppliers. However, the Company has experienced little difficulty in satisfying its raw material requirements and considers its sources of supply adequate. The inability of certain suppliers to provide needed items on a timely basis could materially adversely affect the Company's operations, business and financial condition.

DISTRIBUTORS

         The Company operates a 400,000 square foot distribution center in Secaucus, New Jersey. The majority of apparel produced for the Company is processed through the Company's distribution center before delivery to the retail customer.

CUSTOMERS

         The Company sells approximately 94% of its products within the United States. The Company distributes its products through approximately 3,000 retail locations throughout the United States, Canada, Europe and Asia. Department stores accounted for approximately 69%, 66% and 71% of the Company's gross sales for the 2001, 2000 and 1999 fiscal years, respectively. In fiscal 2001, Federated Department Stores, May Merchandising Co. and Dillard's Department Stores accounted for approximately 21%, 17% and 16% of gross sales, respectively. Sales to any individual divisional unit of either Federated Department Stores, Dillard's Department Stores or May Merchandising Co. did not exceed 16% of sales. While the Company believes that purchasing decisions are generally made independently by each department store, in some cases the trend may be toward more centralized purchasing decisions. The Company's 10 largest customer accounted for approximately 79% of the Company's total gross sales during fiscal 2001. A decision by one or more of such substantial customers, whether motivated by fashion concerns, financial issues or difficulties, or otherwise, to decrease the amount of merchandise purchased from the Company or to cease carrying the Company's products could have a materially adverse affect on the operations, business and financial condition of the Company.

TRADEMARKS

         The Company owns and/or uses a variety of trademarks in connection with its products and businesses, including, Albert Nipon, Nipon Boutique, Executive Dress by Albert Nipon, Nipon Night, Albert Nipon Suits, Nipon Studio, Anne Klein, Anne Klein New York, AK Anne Klein, the Lion Head Design, Anne Klein2, Anne Klein II, A Line Anne Klein and the A Anne Klein Logo, Kasper, Kasper ASL, Kasper Woman, Kasper ASL Petite, Kasper and Company, Kasper and Company Petite, Kasper Dress and Kasper Dress Petite (collectively, the "Marks"). The Company believes its ability to market its products under the Marks is a substantial factor in the success of the Company's products. The Company has registered or applied for registration for many of its trademarks, including certain of the Marks listed above, for use on apparel and footwear and other products such as accessories, watches and jewelry in the United States and in many foreign territories. The Company relies primarily upon a combination of trademark, copyright, know-how, trade secrets, and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by the Company to establish and protect its trademarks, including the Marks, and other proprietary rights will prevent imitation of its products or infringement of its intellectual property rights by others, or prevent the loss of revenue or other damages caused thereby. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary. In addition, there can be no assurance that one or more parties will not assert infringement claims against the Company; the cost of responding to any such assertion could be significant, regardless of whether the assertion is valid.

IMPORTS AND IMPORT RESTRICTIONS

         The Company's transactions with its foreign manufacturers and suppliers are subject to the risks of doing business abroad. Imports into the United States are affected by, among other things, the cost of transportation and the imposition of import duties and restrictions.

         The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Taiwan, the Philippines, South Korea, Thailand, Indonesia and Hong Kong. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. Such agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits.

         The Company monitors duty, tariff and quota-related developments and continually seeks to minimize its potential exposure to quota-related risks through, among other measures, geographical diversification of its manufacturing sources, the maintenance of an overseas office, allocation of production to merchandise categories where more quota is available and shifting production among countries and manufacturers.

         The Company's imported products are also subject to United States customs duties and, in the ordinary course of business, subjects the Company to claims by the United States Customs Service for duties and other charges. The Company carefully monitors duty rates and classification decisions to ensure that it receives the lowest duty rates to which it is entitled under the law.

         Because the Company's foreign manufacturers are located at significant distance from the Company, the Company is generally required to incur greater lead time for orders manufactured overseas, which reduces the Company's manufacturing flexibility. Foreign imports are also affected by the high cost of transportation into the United States. These costs are generally offset by the lower labor costs.

         In addition to the factors outlined above, the Company's future import operations, business and financial condition may be materially adversely affected by political instability resulting in the disruption of trade from exporting countries, any significant fluctuation in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

BACKLOG

         The Company generally receives orders approximately three to six months prior to the time the products are delivered to stores. All such orders are subject to cancellation for late delivery. The amount of unfilled orders at a particular time is affected by a number of factors, including the timing of the market weeks for particular lines, during which a significant percentage of our orders are received, and the scheduling of the manufacture and shipping of the product, which in some instances is dependent on the desires of the customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments. There can be no assurance that cancellations, rejections and returns will not reduce the amount of sales realized from the backlog of orders.

COMPETITION

         Competition is strong in the areas of the fashion industry in which the Company operates. The Company competes with numerous designers and manufacturers of apparel and accessory products, domestic and foreign, some of which account for a significant percentage of total industry sales, and may be significantly larger and have substantially greater resources than the Company. The Company's business depends, in part, on its ability to shape and stimulate consumer tastes and demands by producing innovative, attractive, and exciting fashion products, as well as its ability to remain competitive in the areas of design, quality and price.

B.       INDEBTEDNESS

         On June 4, 1997, Kasper issued $110 million aggregate principal amount of 12.75% Senior Notes due March, 2004 (the "Senior Notes") and such notes were distributed to creditors of The Leslie Fay Companies, Inc. ("Leslie Fay") under Leslie Fay's confirmed chapter 11 Plan. Prior to June 4, 1997, Kasper was a division of Leslie Fay. On June 16, 1999, Kasper received consents from a majority of the aggregate principal amount of the outstanding Senior Notes to certain amendments to the Senior Notes Indenture. The primary purpose of the amendments was to enable Kasper to consummate the purchase of the Anne Klein(R) trademarks including Anne Klein(R), Anne Klein II(TM), and A Line Anne Klein(TM) and the Lion Head Design Logo(TM) (the "Trademark Purchase"). As part of the cOnsent solicitation, Kasper paid to each registered holder of Senior Notes as of May 21, 1999, $0.02 in cash for each $1.00 in principal amount of Senior Notes held by such registered holder as of that date, totaling $2.2 million. In addition, on June 16, 1999, the Senior Notes Indenture was supplemented to increase the interest rate on the Senior Notes to 13.0%, beginning January 1, 2000.

         On July 9, 1999, Kasper completed the Trademark Purchase. The aggregate purchase price for these trademarks was $67.9 million. Concurrently with the Trademark Purchase, Kasper entered into a working capital facility in order to finance the Trademark Purchase and fund the Debtors' operations. The working capital facility was governed by the Pre-Petition Credit Agreement. Kasper's obligations under the Pre-Petition Credit Facility were guaranteed and secured by pledges of the stock of certain of its direct and indirect Subsidiaries. The borrowings under the Pre-Petition Credit Facility, together with revenues generated by the Debtors' operations, constituted the principal sources of liquidity for the Debtors' operations.

         On November 24, 1999, Kasper completed the purchase of substantially all the assets and the assumption of certain liabilities of 25 Anne Klein retail outlet stores from Fashions of Seventh Avenue, Inc. and Affiliates. The aggregate purchase price was $4.0 million, which included a cash payment of $300,000 and assumed liabilities of $3.7 million.

         On September 29, 2000, Kasper announced that it would not make its semi-annual interest payment of approximately $7.2 million to the holders of its Senior Notes. Accordingly, on September 30, 2000 Kasper defaulted under the terms of the Senior Notes. In addition, it did not make its March 31, 2001 and September 30, 2001 semi-annual interest payments of approximately $7.2 million each to the holders of its Senior Notes when such payments became due.

         As a result of the defaults under the Senior Notes, the indebtedness due under the Senior Notes and Pre-Petition Credit Facility were reclassified as short-term obligations on the consolidated balance sheets in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement. In September 2000, Kasper commenced discussions with an ad hoc committee of holders of its Senior Notes (the "Ad Hoc Committee") to formulate a financial restructuring that would reduce the outstanding indebtedness of the company, address current liquidity issues and enhance Kasper's ability to operate under its short- and long-term plans.

         On November 13, 2000, Kasper entered into an amended Pre-Petition Credit Agreement with the Pre-Petition Secured Lenders, which amended certain financial covenants and waived all then-existing defaults under the Pre-Petition Credit Facility. In an effort to improve liquidity, the Pre-Petition Secured Lenders granted Kasper an increase in its trademark advance rate. The amended Pre-Petition Credit Agreement modified certain financial covenants and ratios including Kasper's capitalization ratio, interest coverage ratio and net worth requirements through the end of fiscal 2003 based on its current and anticipated performance levels. The amended Pre-Petition Credit Agreement also provided for monthly limits on the total outstanding amount of borrowings under the Pre-Petition Credit Facility through the end of fiscal 2001, reduced the maximum amount of outstanding standby letters of credit allowed and increased the interest rate on borrowings. In connection with the negotiation and execution of the amended Pre-Petition Credit Agreement, Kasper paid $875,000 in bank fees, which were to be amortized as interest and financing costs over the remaining life of the Pre-Petition Credit Facility at the time of the amendment. Under the amended Pre-Petition Credit Agreement, Kasper was required to retain a consulting firm to assist it in the implementation of a restructuring plan and subsequently named the consultant under that agreement as its Chief Restructuring Officer. As of December 30, 2000, Kasper was in default under the

Pre-Petition Credit Facility because it did not satisfy the interest coverage ratio and minimum net worth requirements thereunder. On March 28, 2001, these defaults under the Pre-Petition Credit Facility were waived.

         On June 26, 2001, Kasper announced that it had entered into an amendment and waiver to the Pre-Petition Credit Agreement, which amended, among other things, certain terms and conditions relating to financial ratios and covenants under the Pre-Petition Credit Facility and waived certain events of default that occurred and were continuing in connection with those financial covenants.

         Additionally, on the Commencement Date, the Company obtained debtor in possession financing through the Post-Petition Bank Credit Agreement from substantially the same lenders as under the Pre-Petition Credit Facility. The Post-Petition Bank Credit Agreement provides the Company with a working capital facility in the amount of $35 and a term loan for refinancing the pre-petition obligations outstanding under the Pre-Petition Credit Facility. The Post-Petition Bank Credit Agreement provides the Company with the ability to pay for all new supplier shipments received, to invest in retail operations, and to substantially upgrade operating systems to achieve further efficiencies. On February 26, 2002, the Bankruptcy Court entered a final order approving the Post-Petition Bank Credit Agreement. The Post-Petition Bank Credit Agreement will expire on February 5, 2003.

         As of the Commencement Date, the significant indebtedness of the Debtors consisted of the following: (a) approximately $78 million in principal amount of indebtedness under the Pre-Petition Bank Credit Agreement, plus approximately $12.5 million in outstanding undrawn letters of credit, (b) approximately $139 million in amount of Senior Notes, including approximately $29 million of accrued and unpaid interest thereon, (c) approximately $300,000 in certain equipment financing arrangements, and (d) approximately $17 million in outstanding accounts payable, accrued expenses and other pre-petition general unsecured claims.

C.       EVALUATION OF RESTRUCTURING ALTERNATIVES

         In response to the economic circumstances outlined above, the Debtors developed a strategic plan to improve operations, maximize financial performance, and successfully restructure their indebtedness. In that regard, the Debtors undertook a number of efforts and engaged, in addition to restructuring counsel, financial and other advisors to assist them in the exploration and evaluation of strategic alternatives for a possible restructuring of their operations, including Steven Cohn, a principal of the turnaround management firm of Alvarez & Marsal, Inc., as Chief Restructuring Officer to assist in the operational restructuring of the Debtors, and until September 2001, the firm of Conway, Del Genio, Gries & Co., as financial advisor, to assist in the analysis of available capital restructuring and financing alternatives. In November, 2001, the Debtors engaged Benedetto Gartland & Company as financial advisor to assist in the valuation of the Debtors and the analysis of various other financial alternatives relating to the Plan.

         1. Negotiations with Pre-Petition Secured Lenders

         Kasper's obligations under the Pre-Petition Credit Facility were secured by liens upon and security interests in substantially all of the assets of the Debtors, pledges of the stock of certain of the Debtors' direct and indirect subsidiaries, and were guaranteed by such subsidiaries. In order to provide adequate protection to, and obtain the consent of the Pre-Petition Secured Lenders for the use of the cash collateral and other collateral of such Pre-Petition Secured Lenders, the Debtors agreed (a) that the indebtedness under the Pre-Petition Credit Facility would be converted to and treated as a term loan under the Post-Petition Bank Credit Agreement, entitled to super priority administrative expense claim status as against the Debtors' estates, and secured by existing liens and replacement liens upon and security interests in all of the same assets as those on which the Post-Petition Banks were granted liens and security interests, subject and subordinate only to the claims, liens and security interests granted to the Post-Petition Banks in respect of the working capital facility provided under the Post-Petition Bank Credit Agreement, and (b) to pay the Pre-Petition Secured Lenders post-petition interest on the term loan portion provided by the Post-Petition Bank Credit Agreement, as well as certain related fees and expenses of the Pre-Petition Secured Lenders. The availability of adequate financing under the Post-Petition Bank Credit Agreement has enabled the Debtors to purchase and pay for inventory, wages of employees and other trade creditors on an ongoing basis, provide documentary letters of credit to foreign suppliers for finished merchandise, standby letters of credit to secure other obligations of the Debtors and, generally, has enabled the Debtors to maintain support of their customers, suppliers, vendors, employees and the factoring community during the pendency of their Reorganization Cases.

         2. The Ad Hoc Committee

         The Ad Hoc Committee of the holders of Senior Notes (the "Ad Hoc Committee") was organized by such holders in the fall of 2000. The members of that committee were representatives of Whippoorwill Associates, Inc., The Dreyfus Corporation, Bay Harbour Management L.C., Conseco Capital Management, Inc. UBS Warburg LLC and Blackrock, Inc. Other large holders of Senior Notes participated in the formation and organization of the committee, including Prudential Investments, a division of the Prudential Insurance Company of America, Putnam Investment Management, Alpine Associates Capital Market Group, Paribas Hedge Fund and Zurich Hedge Fund, but those entities elected not to become restricted holders of the Debtors' securities.

         The Debtors were advised that, in the aggregate, the members of the Ad Hoc Committee held or were authorized to speak for over 50% of the Senior Notes and, together with the other institutions named above, they represented more than 75% of the Senior Notes. The Ad Hoc Committee retained the firm of Anderson Kill & Olick, P.C. as its legal advisor, and the firm of Kurt Salmon & Associates as its financial and business advisors.

         Following a review of the Debtors' historical and projected future assets, liabilities, and business operations by the Ad Hoc Committee and its advisors, both its members and the Debtors concluded that the relief accorded by chapter 11 would help maintain the confidence of the Debtors' suppliers and vendors and enable the Debtors to take the necessary actions to protect and enhance their business and the value that would inure to the benefit of their creditors, employees, customers and other parties in interest. The Debtors believed that the remedial provisions of chapter 11 also would enable them to restructure their operations and reduce their indebtedness to the holders of the Senior Notes and other General Unsecured Claims by a conversion of such obligations to equity in Reorganized Kasper. To this end, the Debtors and the members of the Ad Hoc Committee reached an agreement in principle on the terms of a prearranged plan of reorganization, which terms were reflected and embodied in the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated February 5, 2002 (the "Original Plan"). The individual members of the Ad Hoc Committee indicated to the Debtors that they intended to vote their Senior Note Claims to accept the Original Plan and would urge all other holders of impaired Claims to do so as the best alternative available to the Debtors and their creditors.

         3. Formation of and Negotiations with the Creditors' Committee

         Since the Commencement Date, the Original Plan has been superseded by the Plan, and the Ad Hoc Committee has been superseded by the Creditors' Committee. On February 14, 2002, the United States Trustee for the Southern District of New York appointed certain entities as members of the Creditors' Committee in the Reorganization Cases. Currently, the members of the Creditors' Committee are representatives from the following entities: Bay Harbour Management L.C., Whippoorwill Associates, Inc., Alpine Associates, Amalmagated Life, and The Bank of New York as Senior Notes Trustee for the holders of the Senior Notes.

         The Creditors' Committee retained the firm of Anderson Kill & Olick, PC as its legal advisor and the firm of Quest Turnaround Advisors, L.L.C. as its financial advisor. In light of the number of members of the Ad Hoc Committee that also are members of the Creditors' Committee, together with their in-depth knowledge of and familiarity with the Plan and the Debtors, their businesses, assets, liabilities, income, expenses, and capital structure, the Creditors' Committee was able to come to grips promptly with and make decisions regarding the terms and conditions of a plan of reorganization which would represent the best outcome for creditors of the Debtors.

         Accordingly, the members of the Creditors' Committee and its advisors, after conducting an extensive review of the Debtors' business plan and the Debtors' projected future assets, liabilities, and business operations, negotiated an agreement with the Debtors on the terms of the Plan, which Plan amends and restates the Original Plan. The individual members of the Creditors' Committee who are entitled to vote on the Plan have indicated to the Debtors that they will vote their Claims to accept the Plan and will urge all other holders of impaired Claims to do so as the best alternative available to the Debtors and their creditors. The parties believe the Plan provides an equitable distribution to the holders of all Allowed Claims and the holders Allowed Equity Interests, thereby permitting the Debtors to emerge and remain as economically viable competitors and continue as leaders in the women's apparel industry.

         If votes are received in number and amount sufficient to enable the Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. If the Plan is confirmed, the Claims of the Debtors' creditors and the holders of the Debtors' Equity Interests will receive the treatment described in this Disclosure Statement and the Plan.

         Pursuant to the Plan, the Post-Petition Bank Credit Agreement will be retired. On the Effective Date, the Debtors expect to enter into the New Working Capital Facility in the aggregate amount of $100 million, on the terms included in the Senior Secured Revolving Credit Agreement, the Plan Supplement and described below. See Section IV.D.5 below, entitled "THE JOINT PLAN OF REORGANIZATION--Securities to Be Issued Pursuant to the Plan--New Indebtedness." The Reorganized Debtors' access to the New Working Capital Facility is a condition precedent to the occurrence of the Effective Date of the Plan. See
Section VIII.C.2 below, entitled "CONFIRMATION OF THE PLAN--Effectiveness of the Plan--Conditions Precedent to Effectiveness."

                                      III.
                     EVENTS DURING THE REORGANIZATION CASES

A.       ADMINISTRATION OF THE REORGANIZATION CASES

         The Debtors have remained operational throughout the course of their Reorganization Cases and have continued to operate their businesses as well or better than they did prior to the Commencement Date. For the Debtors, their suppliers (other than those with respect to which the Debtors elected to reject executory contracts), employees, and their loyal customers, it has been business as usual.

         On the Commencement Date, the Debtors requested a series of orders from the Court designed to minimize any disruption of business operations and to facilitate their reorganization. Such orders authorized the Debtors to, among other things, satisfy certain critical pre-Commencement Date obligations that were outstanding, including wages and benefits that were due to employees, as well as obligations to certain vendors, servicers and suppliers that provided goods or services critical to the Debtors' operations. Such relief was vital to the Debtors' continued operations and their successful reorganization. The Debtors also requested and were granted certain orders from the Court permitting them to continue, on an uninterrupted basis, their centralized cash management system and procedures, as well as certain customer service programs that were in effect prior to the commencement of the Reorganization Cases, such as agreements entitling their customers to discounts and allowances. Among other things, the Debtors also filed motions, and obtained authorization, to reject certain executory contracts and unexpired nonresidential real property leases during the course of the Reorganization Cases.

B.       DEBTOR IN POSSESSION FINANCING

         On February 5, 2002, Kasper, as borrower, and the Subsidiaries and certain non-Debtor subsidiaries, as guarantors (collectively, the "Guarantors"), entered into the Post-Petition Bank Credit Agreement, pursuant to which the lenders thereunder (the "Post-Petition Banks") agreed to provide post-petition loans to, and to issue letters of credit for the account of, Kasper and the Guarantors. The obligations of Kasper in respect of such loans and letters of credit (the "Obligations") are guaranteed by the Guarantors. In accordance with the Post-Petition Bank Credit Agreement, the Post-Petition Banks were granted super priority administrative expense claims in respect of the Obligations of the Debtors to repay such loans, and the Debtors granted to JP Morgan Chase Bank, as agent for the Post-Petition Banks, first priority and priming liens upon and security interests in all of the Debtors' respective assets to secure payment of their obligations to the Post-Petition Banks under the Post-Petition Bank Credit Agreement, except that where liens upon and security interests in such assets existed in favor of parties other than the Pre-Petition Secured Lenders participating in the Pre-Petition Credit Facility, the liens and security interests in favor of the Post-Petition Banks are subordinate to the liens and security interests of such other parties.

         As of June 29, 2002, there were no direct borrowings under Tranche A of the Post-Petition Bank Credit Agreement, representing post-petition borrowings under the working capital facility, and $78.0 million was outstanding under Tranche B, representing refinanced pre-petition borrowings under the Pre-Petition Credit Facility. There were also outstanding letters of credit under the Post-Petition Bank Credit Agreement in the aggregate amount of $29.6 million, of which $17.1 million were issued under Tranche A and $12.5 million were issued under Tranche B. The Company had approximately $7.9 million available for future borrowings as of June 29, 2002, in addition to approximately $39.3 million of unrestricted cash and cash equivalents on hand. Restricted cash as of June 29, 2002, comprised of funds maintained in a collateral account, amounted to approximately $50.8 million. The Post-Petition Bank Credit Agreement was amended, on July 12, 2002, to convert the Tranche B term loan to a revolving credit agreement. (See Note 11 to Notes to Condensed Consolidated Financial Statements in the Annual Report on Form 10-Q annexed as
Exhibit 4 in this Disclosure Statement). Accordingly, on July 23, 2002, the Company paid down Tranche B of the Post-Petition Bank Credit Agreement in the amount of approximately $78 million, which amount represented the refinanced pre-petition borrowings under the Pre-Petition Credit Facility.

         Upon the Effective Date, the Debtors are obligated to satisfy in full outstanding cash borrowings under the Post-Petition Bank Credit Agreement, replace the letters of credit outstanding thereunder or deposit into an account maintained by JP Morgan Chase, as administrative agent, cash sufficient to cover outstanding letters of credit, or otherwise reach mutually satisfactory agreements with the Post-Petition Banks on the treatment of the Obligations under the Post-Petition Bank Credit Agreement.

C.       BAR DATE

         In accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules, the Debtors requested that the Court issue an order (the "Bar Date Order") establishing the date (the "Bar Date") by which proofs of Claims against the Debtors are to be filed in the Reorganization Cases. Additionally, the Debtors requested that the Court direct that Claims arising from the rejection of executory contracts and unexpired leases subsequent to the relevant Bar Date are to be filed no later than thirty days after issuance of an order authorizing rejection. By Order dated July 25, 2002, the Court approved the Debtors requests and authorized a Bar Date of September 16, 2002.

         Notice of the Bar Date was published in Women's Wear Daily and The Wall Street Journal (National Edition) and posted on the Debtors' website (http://www.kasperasl.com). Proof of Claim forms were mailed to all known holders of Claims on or about August 7, 2002, approximately 40 days before the Bar Date.

D.       DISCLOSURE STATEMENT/CONFIRMATION HEARINGS

         Accompanying this Disclosure Statement is a copy of the order of the Court approving this Disclosure Statement and the Debtors' solicitation of votes, and setting the date for the hearing to consider confirmation of the Plan.

         Notice of the Disclosure Statement hearing was posted on the Debtors' website (http://www.kasperas1.com) and published in Women's Wear Daily and The Wall Street Journal (National Edition), and was mailed to all known holders of Claims and Equity Interests, on or about [_______], 2002, which was approximately [__] days before the date by which objections must be filed with the Court.

         In addition, notice of the confirmation hearing was posted on the Debtors' website (http://www.kasperas1.com) and published in Women's Wear Daily and The Wall Street Journal (National Edition), and was mailed to all known holders of Claims and Equity Interests, on or about [_______], 2002, which is approximately [__] days before the date by which objections to confirmation of the Plan must be filed with the Court.

         See Section VIII.A below, entitled "CONFIRMATION OF THE
PLAN--Confirmation Hearing."

                                      IV.
                        THE JOINT PLAN OF REORGANIZATION

A.       INTRODUCTION

         The Plan provides for a major restructuring of the Debtors' financial obligations, which will result in a significant deleveraging of the Debtors.

         In essence, the Plan provides for (i) payment in full of Allowed Administrative Expenses; federal, state, and local tax Claims; and other priority Claims, (ii) payment in full or refinancing of the Obligations under the Post-Petition Bank Credit Agreement; (iii) reinstatement or payment in full of, or surrender of collateral securing (or in the case of a right to setoff, offset to the extent of the Debtors' Claims against the holder of) allowed miscellaneous secured Claims and capitalized lease obligations, (iv) distributions of shares of New Anne Klein Common Stock to the holders of Allowed General Unsecured Claims and Senior Notes Claims, (v) a distribution of cash in the amount of 70% of Allowed Convenience Claims, and (vi) distributions of New Anne Klein Warrants to the holders of Kasper Equity Interests. Cash on hand on the Effective Date, together with the proceeds of a $100 million New Working Capital Facility, if needed, will be used to fund the Plan distributions. Value will be ascribed to the Subsidiary Equity Interests held by Kasper, consisting of the value of the shares of New Anne Klein Common Stock and cash provided by Reorganized Kasper to be distributed to the Creditors of the Subsidiaries under the Plan or used as working capital by such Subsidiaries to carry on their businesses.

         The result of the restructuring will be a Reorganized Kasper with a significant reduction in outstanding debt, which the Debtors believe is necessary to permit the Debtors to compete effectively and return to profitability in today's economic environment. The Debtors believe that the confirmation and consummation of the Plan is essential for the Debtors' continued survival and that the Plan provides the best opportunity for enhanced recoveries for general unsecured creditors and holders of the Debtors' Senior Notes. The Debtors believe and will demonstrate to the Court that creditors and shareholders will receive at least as much in value under the Plan as they would in a chapter 7 liquidation.

         The following is a nontechnical discussion of the important provisions of the Plan. The Plan is attached as Exhibit 1 to this Disclosure Statement. The terms of the Plan will govern in the event of any discrepancies between the following discussion and the Plan terms.

B.       DEEMED SUBSTANTIVE CONSOLIDATION

         The Plan is premised upon the deemed substantive consolidation of the Debtors for Plan treatment and distribution purposes only and the Debtors intend to file a motion with the Court requesting that as part of the Plan confirmation process the Court authorize the substantive consolidation treatment of the Debtors and their estates for such limited purposes.

         The substantive consolidation treatment of Claims proposed by the Debtors involves the pooling and merger of the Debtors' assets and liabilities and distributions to creditors based upon all pooled assets and liabilities, as if the Debtors were a single economic entity. The purpose of this consolidation is to treat Claims against all Debtors in the same manner, to eliminate cross-corporate guaranties by one Debtor of the liabilities of other Debtors, to eliminate duplicate Claims against more than one Debtor, Claims asserting joint and several liability by multiple Debtors, and to eliminate the effect of Affiliate Claims among the Debtors and between the Debtors, all of which would be dilutive of the amounts ultimately payable to holders of Allowed Claims against the Debtors due to a multiplicity of Claims based upon the same transaction or obligation or based upon intercompany indebtedness.

         The Debtors believe substantive consolidation is warranted in light of the degree to which the Debtors and their creditors depend upon the integration of the Debtors' collective operations and the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. For example:

         o Except for Lion Licensing, Ltd., officers and directors of each of the Subsidiaries simultaneously have been officers and/or directors of Kasper and vice versa, and corporate policy for all of the Debtors was established and implemented by Kasper's officers and board of directors. Thus, the Debtors have operated under unified management, direction, and control with the goal of a unified profitability of the enterprise, and without regard to the profitability of any individual legal entity in the corporate family;

         o The Debtors operate under a consolidated cash management system, pursuant to which the Debtors' funds are collected and transferred on a daily basis to main concentration accounts in Kasper's name and funds required by the Subsidiaries to cover disbursements and other operating expenses are transferred on a daily basis from the main concentration account to disbursement accounts;

         o Kasper has been responsible for payment of the day-to-day operating expenses of the Subsidiaries and performance of numerous business, professional, and financial services and functions for them. As a general matter, such charges are not allocated among the Debtors. Failure to substantively consolidate could require an allocation of such charges among Kasper and its subsidiaries and the reconstruction and reallocation of those charges would take months, the costs would be enormous and, possibly, prohibitive, and there is no certainty that any such effort would be successful in producing a precise, or even meaningful, allocation of such costs and expenses.

         o By reason of the interrelationship and dependency of the Debtors upon the operations of each other and Kasper, it is not realistic to expect that a feasible, confirmable plan of reorganization could be formulated unless the Plan encompassed all the Debtors as though they were a single economic unit.

         As a result of the Debtors' integrated and interdependent operations, substantial intercompany guarantees, common officers and directors, common control and decision making, reliance on a consolidated cash management system, and dissemination of only consolidated financial information to the general public, the Debtors believe that they operated, and creditors dealt with the Debtors, as a single, integrated economic unit. Further illustrative of creditors' reliance upon the consolidated credit and creditworthiness of the Debtors as a single economic unit is the fact that the parties to the Pre-Petition Credit Agreement required Kasper to pledge the stock in its

Subsidiaries, and such Subsidiaries to guarantee Kasper's obligations under the Pre-Petition Credit Agreement.

         In view of the foregoing, the Debtors believe that creditors would not be prejudiced to any significant degree by the Debtors' substantive consolidation treatment which is consistent with creditors' having dealt with the Debtors as a single economic entity, and further believe that substantive consolidation will best utilize the Debtors' assets and potential of all of the Debtors to pay to the creditors of each entity the distributions provided under the Plan.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
         PLAN

         One of the key concepts under the Bankruptcy Code is that only Claims and Equity Interests that are "allowed" may receive distributions under a chapter 11 plan. The term is used throughout the Plan and the descriptions below. In general, an "allowed" Claim or "allowed" Equity Interest simply means that the debtor agrees, or in the event of a dispute, that the Court determines, that the Claim or Equity Interest, including the amount, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed Claim or Equity Interest is automatically allowed unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain Claims that may not be allowed, or allowed in full, in bankruptcy even if a proof of Claim is filed. These include Claims that are unenforceable under the governing agreement or applicable nonbankruptcy law, Claims for unmatured interest, property tax Claims in excess of the debtor's equity in the property, Claims for services that exceed their reasonable value, lease and employment contract rejection damage Claims in excess of specified amounts, late-filed Claims, and contingent Claims for contribution and reimbursement. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any Claim or Equity Interest that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated, if the holder has not filed a proof of Claim or Equity Interest before the established deadline known as the Bar Date.

         The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different Claims against, and Equity Interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are Equity Interests of a substantially similar legal nature. Because an entity may hold multiple Claims and/or Equity Interests which give rise to different legal rights, the "Claims" and "Equity Interests" themselves, rather than their holders, are classified. As a result, under the Debtors' Plan, for example, an entity that holds both Senior Notes and Kasper Common Stock would have its Claims classified in Class 3 and its Equity Interests classified in Class 6. To the extent of this holder's Senior Notes Claim, the holder would be entitled to the voting and treatment rights that the Plan provides with respect to Class 3, and to the extent of the holder's Equity Interests, the voting and treatment rights that the Plan provides with respect to Class 6.

         Under a chapter 11 plan, the separate classes of Claims and Equity Interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of Claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such Claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated under chapter 7. Under section 1124 of the Bankruptcy Code, a class of Claims or interests is "impaired" unless the plan
(i) does not alter the legal, equitable, and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the Claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means the holder of an unimpaired Claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired Claim will be placed in the position it would have been in had the debtor's case not been commenced.

         Consistent with these requirements, the Plan divides the Allowed Claims against, and Allowed Equity Interests in, the Debtors into the following classes:

         Unclassified       Administrative Expenses
         Unclassified       Priority Tax Claims
         Class 1            Priority Non-Tax Claims                Unimpaired
         Class 2            Secured Claims                         Unimpaired
         Class 3(A)         Senior Notes Claims                    Impaired
         Class 3(B)         General Unsecured Claims               Impaired
         Class 4            Convenience Claims                     Impaired
         Class 5            Affiliate Claims                       Unimpaired
         Class 6            Kasper Equity Interests                Impaired
         Class 7            Subsidiary Equity Interests            Unimpaired

         For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan or order of the Court confirming the Plan, or required by section 506(b) or section 1124 of the Bankruptcy Code. For purposes of this Disclosure Statement, the Claim estimates set forth below assume an Effective Date of January 31, 2003. There can be no assurances that such assumptions will not differ materially for the actual Claim amounts and dates.

ADMINISTRATIVE EXPENSES

         Administrative expenses are the actual and necessary costs and expenses of the Reorganization Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include the postpetition salaries and other benefits for its employees, postpetition rent for their offices, warehouse, and outlet stores, amounts owed to vendors providing goods and services to the Debtors during their Reorganization Cases, tax obligations incurred after the Commencement Date, and certain statutory fees and charges assessed under section 1930, chapter 123, title 28, United States Code.

         Other administrative expenses include the actual, reasonable fees and expenses of the Debtors' professionals and the professionals for any official committees appointed in, and incurred during the pendency of, the Reorganization Cases.

         The Debtors anticipate that most administrative expenses will be paid as they come due during the Reorganization Cases and that the administrative expenses to be paid on the Effective Date of the Plan will, for the most part, be comprised of the allowed fees and expenses incurred by professionals retained in the Reorganization Cases and the cure costs attendant to the Debtors' assumption of executory contracts and unexpired leases under the Plan. The Debtors estimate that, assuming the Effective Date occurs by January 31, 2003, allowed unpaid administrative expenses on the Effective Date will approximate $37.8 million.

         Pursuant to the Plan, each Allowed Administrative Expense shall be paid in full, in cash, on the later of the Effective Date and the date on which such administrative expense is allowed, or, in each case, as soon thereafter as practicable, except to the extent that Reorganized Kasper and the holder of an Allowed Administrative Expense agree to a different treatment; provided, however, that Allowed Administrative Expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice.

         All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of any official committee will be made in accordance with the procedures established by the Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Court will review and determine all such requests. In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other persons making a "substantial contribution" to a chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Court after notice and a hearing at which the Debtors and other parties in interest may participate, and if appropriate, object to the allowance thereof.

PRIORITY TAX CLAIMS

         Priority tax Claims essentially consist of unsecured Claims by federal, state and local governmental units for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, sales and use taxes, excise taxes, customs duties and employment and withholding taxes. These unsecured Claims are given a statutory priority in right of payment. The Internal Revenue Service has filed a priority tax Claim of approximately $4.7 million that is disputed in its entirety. See Section VI.D below, entitled "CERTAIN FACTORS AFFECTING THE DEBTORS--Pending Litigation or Demands Asserting Prepetition Liability." The Debtors estimate that on the Effective Date, the Allowed amount of priority tax Claims should not exceed $1.3 million.

         The Plan provides that each allowed priority tax Claim shall be paid in full, in cash on the Effective Date, or at the Debtors' election, in equal annual installments commencing on the later of the Effective Date and the date on which such Claim is allowed, or, in each case, as soon thereafter as practicable, and continuing over a period not exceeding six years after the date of assessment of such Claim, together with interest thereon at a fixed annual rate equal to 6.0% calculated from the Effective Date to the date of payment.

CLASS 1--PRIORITY NON-TAX CLAIMS

         (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

         Priority non-tax Claims include certain allowed employee compensation and benefit Claims of the Debtors' employees incurred within 90 days and 180 days, respectively, prior to the Commencement Date in aggregate amounts up to $4,650 per employee. These Claims are granted priority in payment under section 507(a) of the Bankruptcy Code. The Debtors believe that there are no Allowed Claims in Class 1.

CLASS 2--SECURED CLAIMS

         (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

         Class 2 consists of all allowed secured Claims. Such Claims generally include Claims arising under agreements relating to the financing of the Debtors' office equipment. The Debtors estimate that the Allowed Claims in Class 2 will aggregate $92,000.

         The Plan provides that on the later of the Effective Date and the date on which such Claim is allowed, or, in each case, as soon thereafter as practicable, each Allowed Claim in Class 2 shall be, at the Debtors' option, (i) reinstated according to its original terms, (ii) paid in full, in cash, together with postpetition interest at the applicable contract rate, or if none, at the Federal Judgment Rate, (iii) satisfied by the Debtors' surrender of the collateral securing such Allowed Claim, (iv) offset against, and to the extent of, the Debtors' Claims against the holder of such Allowed Claim or (v) otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that Reorganized Kasper and such holder agree to a different treatment, provided, however, that the secured Claims for the reasonable fees and expenses due and owing as of the Effective Date to the Senior Notes Trustee under the terms of the Senior Notes Indenture shall be afforded the treatment set forth in clause (ii) of this subparagraph.

CLASS 3A--SENIOR NOTES CLAIMS AND CLASS 3B--GENERAL UNSECURED CLAIMS

         (Impaired.  Entitled to vote.)

         The Class 3A Claims shall be allowed in an aggregate amount equal to the aggregate principal amount of the Senior Notes outstanding as of the Commencement Date, plus the accrued and unpaid interest thereon as of the Commencement Date under the terms of the Senior Notes Indenture. The Debtors estimate that these amounts will aggregate approximately $139 million.

         Class 3B Claims are all General Unsecured Claims that are not Class 3A Senior Notes Claims, Class 4 Convenience Claims or Class 1 Priority Claims. Class 3B Claims are entitled to receive and shall receive under the Plan the same treatment as the Class 3A Claims. Accordingly, Class 3A and 3B shall vote together as a single class on whether to accept or reject the Plan.

ANY HOLDER OF A CLASS 3A CLAIM OF $1000.00 OR LESS MAY ELECT TO HAVE THAT CLAIM TREATED AS A CLASS 4 CONVENIENCE CLAIM ON SUCH HOLDER'S BALLOT AND SUCH HOLDER SHALL RECEIVE A CASH DISTRIBUTION OF $0.70 PER DOLLAR OF ALLOWED CLAIM PURSUANT TO THE PLAN. IN ADDITION, ANY HOLDER OF A CLASS 3A OR CLASS 3B CLAIM MAY ELECT TO HAVE THAT CLAIM TREATED AS A CLASS 4 CONVENIENCE CLAIM BY AGREEING TO REDUCE SUCH CLAIM TO $1000.00 ON SUCH HOLDER'S BALLOT. IF SUCH TREATMENT IS ELECTED, SUCH HOLDER WILL RECEIVE $700.00 IN CASH. SUCH AN ELECTION MAY NOT BE REVOKED AFTER THE [___________], 2002 VOTING DEADLINE.

         The Plan provides that on the later of the Effective Date and the date on which such Claim is allowed, or, in each case, as soon thereafter as practicable, each holder of an allowed Class 3A or 3B Claim shall receive one share of New Anne Klein Common Stock for each $11.75 of allowed Class 3 Claim. Such distributions shall be in complete satisfaction and discharge of the Debtors' obligations to the holders of Class 3A Claims under the Senior Notes and the Senior Notes Indenture and Class 3B General Unsecured Claims. The Debtors shall make all distributions required under the Plan with respect to the Class 3A Claims to the Senior Notes Trustee under the Senior Notes Indenture. The Senior Notes Trustee shall, in turn, make the distributions to the holders of Senior Notes pursuant to the terms of the Senior Notes Indenture, to the extent applicable as such holders surrender such securities in accordance with
Section 8.8 of the Plan. Class 3B distributions shall be made directly to the holders of allowed Class 3B Claims on the later of the Effective Date or the date on which such Claims are allowed, in each case, as soon thereafter as is practicable.

         No fractional shares of New Anne Klein Common Stock shall be issued under the Plan. To the extent that the holder of an Class 3A or 3B Claim would be entitled to a one-half or more of a share, such fraction shall be rounded up to the next whole share; and to the extent such holder shall be entitled to less than one-half of a share, such holder shall not receive any share or fraction of a share in respect of such fraction.

         Class 3A is impaired and the holders of Claims in Class 3A on the Record Date are entitled to vote to accept or reject the Plan. Holders of Claims in Class 3A should vote the aggregate face principal amount of their Senior Notes, plus accrued interest, due and owing as of the [_______], 2002 Record Date.

         THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

         The Senior Notes Trustee filed a proof of claim with respect to Senior Notes Claims and the Senior Notes Trustee Claim. Individual holders of Senior Notes are not required to file such proofs of Claims in order for such Claims to be allowed pursuant to the Plan. Any Claims scheduled or filed with respect to Class 3A shall be disallowed as duplicative of the Claims filed by the Senior Note Trustee or allowed under the Plan.

         As noted above, Class 3B Claims are all remaining general unsecured Claims not otherwise classified in Class 4 or satisfied pursuant to Court order. Class 3B Claims include Allowed Claims for damages arising from the Debtors' rejection of leases or other executory contracts or unexpired leases, Allowed Claims of the Debtors' trade creditors, and other such allowed unsecured Claims. The Debtors estimate that the allowed amount of Class 3B Claims will aggregate approximately $8.0 million.

         Class 3B is impaired and the holders of Claims in Class 3B on the Record Date are entitled to vote to accept or reject the Plan. Each holder of a Claim in Class 3B should vote the amount of its Claims that it is actually due and owing and that is not disputed by the Debtors as of the [_______], 2002 Record Date.

         THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

CLASS 4 - CONVENIENCE CLAIMS

         (Impaired.  Entitled to vote.)

         Class 4 consists of general unsecured Claims allowed in the amount of $1000.00 or less or if greater than $1000.00 such Claims as are voluntarily reduced to $1000.00 and are not otherwise satisfied pursuant to Court order. All allowed unsecured Claims of a single holder shall be aggregated and treated as a single allowed unsecured Claim for purposes of determining whether such Claim is entitled to classification in Class 4 under the Plan.

         Pursuant to the Plan, on the later of the Effective Date and the date on which such Claim is allowed, or, in each case, as soon thereafter as practicable, each allowed Class 4 Claim shall be paid $0.70 per dollar of Allowed Claim up to a maximum of $700.00 per Claim, in cash without interest. The Debtors estimate that the allowed amount of Class 4 Claims will aggregate approximately $315,000.00.

         Class 4 is impaired and the holders of Claims in Class 4 on the Record Date are entitled to vote to accept or reject the Plan. Holders of Claims in Class 4 should vote the undisputed amount of its Claims that it is actually due and owing by the Debtors as of the [_______], 2002 Record Date.

         THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

         To the extent that the holder of a Class 3A or Class 3B Claim seeks to have such claim treated as a Class 4 Claim, that election must be made by making an appropriate notation on the ballot relating to such claim. If such election is made on a ballot timely submitted and duly signed by the holder, such claim shall be treated as a Class 4 Claim for all purposes. If such election is not made on a ballot timely submitted and duly signed by the holder, such claim shall be treated as a Class 3A or Class 3B Claim, respectively, for all purposes.

CLASS 5--AFFILIATE CLAIMS

         (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

         Class 5 consists of all Affiliate Claims.

         The legal, equitable, and contractual rights of the holders of Allowed Affiliate Claims are unaltered by the Plan, or such Affiliate Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

CLASS 6--KASPER EQUITY INTERESTS

         (Impaired.  Entitled to vote.)

         Class 6 consists of all Equity Interests in Kasper (other than those arising under or pursuant to the New Management Incentive Plan or any Management Employment Agreements), evidenced by all the issued and outstanding Kasper Common Stock or any other Equity Interest in Kasper.

         If Classes 3 and 4 vote to accept the Plan, holders of Kasper Common Stock in Class 6 shall receive one (1) New Anne Klein Warrant for each 9 shares of Kasper Common Stock held. No fractional New Anne Klein Warrants shall be issued. In the event that a person holds less than 5 shares of Kasper Common Stock, no New Anne Klein Warrant shall be issued to such holder, and if a person holds 5 or more shares of Kasper Common Stock but less than 9 shares, such holder shall receive one (1) New Anne Klein Warrant on account of such shares.

         If Class 4 does not vote to accept the Plan and the Debtors proceed to a non-consensual confirmation, then the holders of Class 6 Equity Interests will not receive New Anne Klein Warrants and will not retain any Equity Interest or other property under the Plan.

         Class 6 is impaired and the holders of Kasper Equity Interests in Class 6 on the Record Date are entitled to vote to accept or reject the Plan. Each holder of a Kasper Equity Interest in Class 6 is entitled to vote the total number of shares thereof as of the Record Date.

         THIS EQUITY INTEREST AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S INTEREST FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

CLASS 7 --- SUBSIDIARY EQUITY INTERESTS

         (Unimpaired. Therefore, presumed to accept the Plan and not entitled to vote.)

         Class 7 consists of all Equity Interests in the Subsidiaries owned, directly or indirectly, by Kasper as evidenced by all of the issued and outstanding shares of the common and preferred stock and any other Equity Interests in the Subsidiaries.

         Reorganized Kasper shall retain the ownership of the Class 7 Equity Interests in the Reorganized Subsidiaries in consideration of its providing all of the New Anne Klein Common Stock and cash to be distributed under the Plan to the holders of Claims against the Subsidiaries and the provision of working capital for the businesses of the Subsidiaries. The Subsidiaries are jointly and severally liable as Guarantors of all of the obligations of Kasper under the Post-Petition Bank Credit Agreement and pledged all or substantially all of their assets as collateral for their respective guarantees thereunder. Therefore, but for the New Anne Klein Common Stock and cash to be provided by Reorganized Kasper under the Plan, holders of Claims against the Subsidiaries likely would not receive any distribution whatsoever from the estates of the Subsidiaries.

D.       SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

         1. New Anne Klein Common Stock and New Anne Klein Warrants

         The Plan authorizes the issuance of (i) New Anne Klein Common Stock consisting of 50 million shares of new common stock of Reorganized Kasper, without par value and (ii) New Anne Klein Preferred Stock consisting of 10 million shares of new preferred stock of Reorganized Kasper, without par value. The Debtors estimate that approximately 12.5 million shares of New Anne Klein Common Stock shall be issued and distributed pursuant to Section 4.3 of the Plan, which shares shall be duly authorized, fully paid, and nonassessable shares of capital stock of Reorganized Kasper. The remaining authorized shares shall be reserved for (i) distribution under the New Management Incentive Plan and (ii) future corporate purposes as determined by the Board of Directors of Reorganized Kasper consistent with its Amended Certificate of Incorporation. In addition, The Plan authorizes the issuance and distribution of New Anne Klein Warrants to the holders of Allowed Kasper Equity Interests. The Debtors estimate that 755,556 New Anne Klein Warrants shall be issued and distributed pursuant to
Section 4.6 of the Plan.

         2. New Management Incentive Plan

         Pursuant to the Plan, of the approximately 15 million shares of New Anne Klein Common Stock that the Debtors intend to distribute, approximately 13.4% will be issued and distributed to certain members of Reorganized Kasper's management pursuant to the New Management Incentive Plan and approximately 1.5% will be reserved for possible future distributions under the New Management Incentive Plan and as director compensation.

         Pursuant to the Plan, the solicitation of Class 3A and 3B votes on the Plan shall be deemed a solicitation of the holders of New Anne Klein Common Stock for approval of the New Management Incentive Plan. A vote to accept the Plan shall be considered a vote to approve the New Management Incentive Plan. Entry of the order confirming the Plan shall constitute such approval and the order confirming the Plan shall so provide. If approved, on the Effective Date Reorganized Kasper shall reserve a sufficient number of shares of New Anne Klein Common Stock for issuance to key employees of the Reorganized Debtors pursuant to options that may be granted by the compensation committee comprised of disinterested members of Reorganized Kasper's Board of Directors.

3.       Securities Law Matters

a. Exemption from Registration. In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, the issuance of (1) the New Anne Klein Common Stock to Class 3 Holders on the Effective Date as provided in the Plan, (2) the New Anne Klein Warrants to Class 6 Holders on the Effective Date as provided in the Plan, and (3) the New Anne Klein Common Stock upon exercise of the New Anne Klein Warrants (collectively, the "Exempted Plan Securities"), will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. Where derivative securities are issued in accordance with the preceding sentence, section 1145(a) of the Bankruptcy Code also exempts the related sale of underlying securities upon the exercise of such derivative securities. The Debtors believe that the exchange of Exempted Plan Securities for Claims against or interests in the Debtors under the circumstances provided in the Plan, including the issuance of New Anne Klein Common Stock upon the exercise of the New Anne Klein Warrants, will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

         The Exempted Plan Securities will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, the Exempted Plan Securities generally may be resold by the holders thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. HOWEVER, RECIPIENTS OF EXEMPTED PLAN SECURITIES ARE ADVISED TO CONSULT WITH THEIR OWN COUNSEL AS TO THE AVAILABILITY OF ANY SUCH EXEMPTION FROM REGISTRATION UNDER STATE SECURITIES LAWS IN ANY GIVEN INSTANCE AND AS TO ANY APPLICABLE REQUIREMENTS OR CONDITIONS TO THE AVAILABILITY THEREOF.

         Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (A) purchases a claim against, interest in, or claim for an administrative expense, with a view to distribution of any security to be received in exchange for the claim or interest, or (B) offers to sell securities issued under a plan for the holders of such securities, or (C) offers to buy securities issued under a plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, the consummation of the plan, or the offer or sale of securities under the plan, or (D) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

         The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a "control person."

         To the extent that persons deemed to be "underwriters" receive Exempted Plan Securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

         Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations, and notice and manner of sale requirements), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Furthermore, under paragraph (k) of Rule 144, the aforementioned condition will not limit the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three
(3) month period preceding such sale, so long as a period of at least two years has elapsed since the later of the date the securities were acquired from the issuer or an affiliate of the issuer.

         Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons, "dealers" registered as such pursuant to section 15 of the Securities Exchange Act of 1934 (the "Exchange Act"), and entities which purchase securities for their own account or for the account of another qualified institutional buyer and which (in the aggregate) own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system.

         WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN "UNDERWRITER" OF EXEMPTED PLAN SECURITIES, OR AN "AFFILIATE" OF ANY DEBTOR, AND IF SO, WHETHER RULE 144 OR RULE 144A WOULD BE AVAILABLE TO SUCH PERSON, INVOLVES COMPLEX AND SUBJECTIVE DETERMINATIONS THAT WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON.

         ACCORDINGLY, THE DEBTORS EXPRESS NO VIEW, AND RECOMMEND THAT POTENTIAL RECIPIENTS OF EXEMPTED PLAN SECURITIES CONSULT THEIR OWN COUNSEL, AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN "UNDERWRITER" OR "AFFILIATE" OR WOULD BE ABLE TO FREELY TRADE SUCH SECURITIES.

b. Legended Certificates. Pursuant to the Plan, certificates evidencing New Anne Klein Common Stock and New Anne Klein Warrants received by persons (i) deemed by the Debtors to be "underwriters" or (ii) who, after such receipt, would hold ten percent (10%) or more of the outstanding New Anne Klein Common Stock (assuming for such calculation that any New Anne Klein Warrants held by such person, but no other New Anne Klein Warrants, are exercised) ("Ten Percent Holders"), will bear a legend substantially in the form below:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

         Any person, other than a Ten Percent Holder or a person that is deemed by the Debtors to be an "underwriter" under section 1145 of the Bankruptcy Code as a result of being part of a "control group," that would receive legended securities as provided above may instead receive certificates evidencing New Anne Klein Common Stock and New Anne Klein Warrants without such legend if, prior to the Effective Date, such person delivers to the Debtors, (i) an opinion of counsel reasonably satisfactory to the Debtors to the effect that the New Anne Klein Common Stock and New Anne Klein Warrants to be received by such person are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

         Any holder of a certificate evidencing New Anne Klein Common Stock or New Anne Klein Warrants bearing such legend may present such certificate to the transfer agent for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such securities are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized Kasper an opinion of counsel reasonably satisfactory to Reorganized Kasper to the effect that such securities are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code or (c) such holder delivers to Reorganized Kasper an opinion of counsel reasonably satisfactory to Reorganized Kasper to the effect that such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act.

         4. Hart-Scott-Rodino Act Filing Requirements

         The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), requires the parties to certain business combination, acquisition, and/or change-in-control transactions to provide the United States Federal Trade Commission and Antitrust Division of the Department of Justice with certain information about the business of the parties involved and the proposed transaction. Any entity which will receive a distribution of New Anne Klein Common Stock under the Plan that satisfies the tests outlined below may be required, prior to the receipt of such shares, to file a Premerger Notification and Report Form pursuant to the HSR Act and await termination or expiration of a statutory waiting period. In general, in the absence of an available exemption, if (i) an entity entitled to a distribution of New Anne Klein Common Stock under the Plan would own, at the Effective Date, New Anne Klein Common Stock that exceeds $50 million in value (i.e., the statutory size of transaction threshold), and (ii) certain jurisdictional tests are satisfied relating to the amount of sales or assets (i.e., the size) of the acquiring person, the HSR Act would require that such entity file a Premerger Notification and Report Form and delay completion of the acquisition of New Anne Klein Common Stock pursuant to the Plan until the expiration or termination of the applicable waiting periods under the HSR Act. The staff of the Premerger Notification Office of the Federal Trade Commission has taken the position that the "debt workout" exemption to the HSR Act, codified at 16 C.F.R. ss. 802.63(a), is not available to entities who desire to exchange debt Claims for voting securities of an issuer if such entities acquired the debt Claims after the issuer has filed for bankruptcy or after it otherwise becomes virtually certain that the debt of the issuer would be converted into voting securities. Accordingly, this exemption would not apply to such entities and such entities may be required to observe the notification and waiting period requirements of the HSR Act.

         Expiration or termination of any such applicable waiting periods is a condition to the occurrence of the Effective Date.

         5. New Indebtedness

         The Plan authorizes Reorganized Kasper to incur indebtedness under a New Working Capital Facility. On the Effective Date, Reorganized Kasper expects to enter into the New Working Capital Facility having principal terms and conditions no less favorable to the Reorganized Debtors in any material respect than those to be set forth in the Plan Supplement.

         The following summarizes the terms and conditions of the New Working Capital Facility that the Debtors anticipate they will obtain on the Effective Date. There can be no assurance that the Debtors will be able to obtain the New Working Capital Facility on terms as favorable as those outlined below.

         The Debtors expect to enter into a New Working Capital Facility which will provide a revolving credit line of up to $100 million and a letter of credit subfacility of $60 million. The New Working Capital Facility will also provide, among other things, for the maintenance of certain financial ratios and customary covenants, and will set limits on capital expenditures and dividends to shareholders. The New Working Capital Facility is expected to have a term of 36 months, with availability determined pursuant to a borrowing base calculated upon eligible accounts receivable, and inventory, with discretionary seasonal loans to meet peak needs. Interest on outstanding borrowing will be calculated based on stated margins above the prime rate or LIBOR. The Reorganized Debtors expect to pay approximately $1.25 million in commitment and related fees pursuant to the terms of the New Working Capital Facility.

E.       PLAN PROVISIONS GOVERNING DISTRIBUTIONS

         1. Date and Delivery of Distribution

         Except as otherwise ordered by the Court or provided in the Plan, distributions to be made on a specified date will be deemed to have been made on that date if actually made on the later of that date or the date on which such administrative expense, Claim or Equity Interest is allowed, or as soon thereafter as practicable.

         Cash payments to be made by the Reorganized Debtor will, at Reorganized Kasper's option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

         Except as otherwise ordered by the Court or provided in the Plan, all distributions will be made by Reorganized Kasper or its designee to the holders of Allowed Claims and Allowed Equity Interests (a) at the addresses set forth on the Schedules unless superseded by proofs of Claims or transfers of Claims pursuant to Bankruptcy Rule 3001, or (b) at the last known addresses of such holders if the Debtors have been notified in writing of a change of address.

         Distributions under the Plan to holders of allowed Class 3A Claims shall be made by Reorganized Kasper to the Senior Notes Trustee which, in turn, shall make the distributions to holders of allowed Class 3A Claims at the addresses last known to the Senior Notes Trustee in accordance with the Senior Notes Indenture and the Plan. The Senior Notes Trustee providing services related to distributions to the holders of allowed Class 3A Claims shall receive, from Reorganized Kasper, reasonable compensation for such services and reasonable reimbursement of expenses incurred in connection with such services and upon the presentation of satisfactory invoices to the Reorganized Debtor. These payments shall be made on terms agreed to with Reorganized Kasper.

         Checks issued in respect of distributions under the Plan will be null and void if not negotiated within 60 days after the date of issuance. Requests for reissuance of any check should be made directly to Reorganized Kasper by the holder of the Allowed Claim with respect to which such check originally was issued.

         Pursuant to the Plan, the Debtors may, but shall not be required to, set off against or recoup from any Claim the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever the Debtors or the Reorganized Debtors may have against the Claimant, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by the Debtors of any such Claim the Debtors or Reorganized Debtors may have against such Claimant.

         Any Claim in respect of such a voided check or any other unclaimed property distributable under the Plan must be made before the later to occur of
(i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim is allowed. Any distribution of property (cash or otherwise) under the Plan which is unclaimed after the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim is allowed, shall be transferred to Reorganized Kasper, notwithstanding state or other escheat or similar laws to the contrary.

         2. Surrender and Cancellation of Instruments

         As a condition to receiving any distribution under the Plan, each holder of a promissory note, stock certificate, or other instrument evidencing a Claim or Equity Interest must surrender such promissory note, stock certificate, or other instrument to Reorganized Kasper or its designee. Reorganized Kasper appoints the Senior Notes Trustee under the Senior Notes Indenture as its designee to receive the Senior Notes, and directs the Senior Notes Trustee to deliver certificates representing such notes marked "canceled" to Reorganized Kasper. Any holder of a Claim or Equity Interest that fails to (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Kasper before the later to occur of (a) the second anniversary of the Effective Date and (b) six months following the date such holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, shall be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such Allowed Claim or Allowed Equity Interest shall be retained by Reorganized Kasper.

         3. No Fractional Shares or Fractional Warrants

         No fractional shares of New Anne Klein Common Stock or New Anne Klein Warrants will be issued under the Plan. No cash in lieu of fractional shares or fractional warrants will be distributed. For purposes of distributions under the Plan, fractional shares or warrants of New Anne Klein Common Stock or New Anne Klein Warrants in an amount equal to or in excess of .5 shares or .5 warrants will be rounded up to the next whole number of shares or warrants and fractional shares or warrants of New Anne Klein Common Stock or New Anne Klein Warrants in an amount less than .5 shares or .5 warrants will be rounded down to the next whole number of shares or warrants.

         4. De Minimis Distributions

         No cash payment of less than $25.00 shall be made to any holder on account of an Allowed Claim unless a request therefor is made in writing to Reorganized Kasper.

         5. Disputed Administrative Expenses and Claims

         Unless otherwise ordered by the Court, all objections to, and requests for estimation of, administrative expenses and Claims shall be filed and served on the applicable Claimant on or before the date that is 120 days after the Effective Date or 120 days after such administrative expense or Claim is filed, whichever is later. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, administrative expenses and Claims.

         Under the Bankruptcy Code, an indenture trustee may file a proof of Claim on behalf of all holders of securities issued under an indenture. Accordingly, any proof of Claim filed by the direct, indirect, or beneficial holder of a Claim in Class 3A will be disallowed as duplicative of a timely proof of Claim in respect of such holder's Claim filed by the Senior Notes Trustee.

         Pursuant to the Plan, no distributions shall be made with respect to disputed administrative expenses or disputed Claims. To the extent that a disputed administrative expense or Claim is allowed after the Effective Date, the holder thereof shall receive the distribution to which the Plan entitles such holder in respect of such Allowed Administrative Expense or Allowed Claim, plus interest on the amount to be distributed on account thereof, calculated from the date on which the distribution would have been made if such administrative expense or Claim had been allowed on the Effective Date, to the actual date of distribution, calculated at the applicable contract rate, or if none, at the Federal Judgment Rate (or for priority tax Claims, interest at a fixed annual rate equal to 6.0%). Except as otherwise ordered by the Court or provided in the Plan, each distribution to be made on a specific date shall be deemed to have been made on such date if actually made on the later of such date or the date on which such administrative expense or Claim is allowed, or as soon thereafter as practicable.

F. OTHER PLAN PROVISIONS

         1. Executory Contracts and Unexpired Leases

a. General. Subject to the approval of the Court, the Bankruptcy Code empowers the Debtors to assume or reject executory contracts and unexpired leases. Pursuant to the Plan, as of the Effective Date, all executory contracts and unexpired leases that exist between any of the Debtors and any party will be assumed, except for any executory contracts or unexpired leases (i) that have been rejected pursuant to an order of the Court entered prior to the Confirmation Date, (ii) which are the subject of a motion to reject which is pending on the date the Plan is confirmed, which shall be assumed or rejected in accordance with the disposition of such motions, or (iii) which are listed on
Schedule 10.1(a)(x) or 10.1(a)(y) to the Plan, which are specifically rejected pursuant to the Plan. Entry of the order confirming the Plan by the Clerk of the Court shall constitute (y) approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of such assumptions and rejections pursuant to the Plan and (z) the determination that, with respect to such assumptions pursuant to the Plan, "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors thereunder has been demonstrated and no additional adequate assurance is required.

         The Bankruptcy Code authorizes a debtor to make any payments necessary to cure outstanding defaults under such executory contracts or unexpired leases at the time of their assumption. With respect to any executory contract or unexpired lease assumed as of the Effective Date, the Debtors will make such necessary cure payments. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the default amount in cash on the Effective Date or on such other terms as the parties to such assumed executory contract or unexpired lease may agree. In the event of a dispute regarding the amount of any cure payments, the ability of any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed and assigned, or any other matter pertaining to assumption or assignment, the cure payments required by section 365(b) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute provided that adequate assurance of the payment of such cure amount is made at the time of entry of the order approving the assumption and/or assignment. Claims created by the rejection of executory contracts or unexpired leases must be filed with the Court (and served on the Debtors) not later than the thirtieth
(30th) day after notice is given of the entry of an order authorizing such rejection (and in the case of Claims created by the rejection of executory contracts and unexpired leases pursuant to the Plan, not later than the thirtieth day after notice of entry of the order confirming the Plan). Any Claims not filed within such time shall be forever barred from assertion against the Debtors and their estates. All such Allowed Claims arising from the rejection of executory contracts shall be classified in Class 4B of the Plan.

b. Management Employment Agreements. On the Effective Date, any Management Employment Agreement not previously assumed pursuant to the order of the Court will be assumed. Entry by the Clerk of the Court of the order confirming the Plan will constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions by the Debtors pursuant to the Plan.

         2. Employee Benefit Plans

         On the Effective Date, all employee benefit plans, policies, and programs of the Debtors as then in effect, and the Debtors' obligations under each of the foregoing, will survive confirmation of the Plan, continue in force and effect and remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, contributions to nondiscretionary individual retirement accounts, and other such benefits (to the extent not executory contracts assumed under the Plan).

         For a discussion of Kasper's existing retirement plan, reference is made to Note 13 "Retirement Plans," to Item 8 "Financial Statements and Supplementary Data," to Item 10 "Directors and Executive Officers of the Registrant," and to Item 11 "Executive Compensation" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

         3. Retiree Benefits

         After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period the Debtors have obligated themselves to provide such benefits.

         4. Officers and Directors

         Under the Plan, all directors' and officers' liability insurance policies maintained by the Debtors will be assumed. Entry of the order confirming the Plan by the Clerk of the Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than three years from the Effective Date coverage for the individuals covered, as of the

Commencement Date, by such policies at minimum levels and on terms deemed reasonable by the management and board of directors of Kasper, taking into account the potential risks and actual or potential claims asserted or assertable and the cost of such coverage. Solely with respect to directors and officers of any of the Debtors who served in any such capacity at any time on or after the Commencement Date, the Debtors shall be deemed to assume, as of the Effective Date, their respective obligations to indemnify such individuals (and only such individuals) with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the extent provided by the Debtors' respective articles of incorporation, corporate charters, bylaws and similar corporate documents as in effect as of the date of entry of the order confirming the Plan. Notwithstanding anything to the contrary contained herein, such assumed indemnity obligations shall not be discharged, impaired, or otherwise modified by confirmation of this Plan and shall be deemed and treated as executory contracts that have been assumed by the Debtors pursuant to this Plan as to which no proof of Claim need be filed.

         5. Limited Releases by the Debtors

         Except as otherwise provided in the Plan or any Related Document, for good and valuable consideration, including, but not limited to, the services of the Debtors' officers and directors, to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, each of the officers, directors, shareholders, employees, agents, representatives, and professionals of each of the Debtors who served in such capacity on or after the Commencement Date, is released by each of the Debtors and each of the Reorganized Debtors from any and all Claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, that any of the Debtors or Reorganized Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other person or entity would have been legally entitled to assert on behalf of any of the Debtors or any of their estates, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date other than one determined by Final Order of a court of competent jurisdiction to constitute fraud or willful misconduct.

         6. Dissolution of Committee

         Any official committee appointed in the Debtors' Reorganization Cases will be dissolved on the Effective Date.

         7. Compliance with Tax Requirements

         The Debtors and Reorganized Kasper will comply with all withholding and reporting requirements imposed by any taxing authority of appropriate jurisdiction, and all distributions hereunder will be subject to such requirements.

         8. Guaranty Rights

         The Claims arising under the Pre-Petition Credit Facility will be satisfied in the manner set forth in the Plan. All other Claims against the Debtors based upon any guaranties or other joint obligations of the Debtors with any of its subsidiaries will be discharged by the jointly obligated subsidiary and each holder of a Claim will not be entitled to receive more than a single satisfaction of its Allowed Claims.

         9. Vesting and Liens

         On the Effective Date, the assets and estates of the Debtors shall revest in the Reorganized Debtors free and clear of all Claims, security interests, liens, and Equity Interests, except as provided in the Plan. As of the Effective Date, the Reorganized Debtors may operate their business and may use, acquire, and dispose of their properties free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject, however, to the terms and conditions of the Plan.

         10. Allocation of Consideration

         The aggregate consideration to be distributed to the holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

         11. Retention of Jurisdiction

         The Court will retain jurisdiction over the Debtors' Reorganization Cases for, among other things, the purpose of determining all disputes relating to Claims, Equity Interests, and other issues presented by or arising under the interpretation, implementation, or enforcement of the Plan, and to determine all proceedings pending before it on the Effective Date.

         12. Management of Reorganized Kasper

         It is anticipated that Reorganized Kasper shall be managed by the persons listed below, together with such other persons as may be employed by the Debtors on the Effective Date:

       John D. Idol           Chairman of the Board, Chief Executive Officer

       Gregg Marks            President, Kasper Division

       Wendy Chivian          President, Anne Klein Division

       Steven Kramer          President, Retail Division

       Joseph B. Parsons      Executive Vice President, Chief Financial Officer
                              and Treasurer

        Lee S. Sporn           Senior Vice President, General Counsel and
                               Secretary

        Richard Owen           Senior Vice President, Global Manufacturing and
                               Operations

        Laura Lentini          Senior Vice President, Controller

         The Board of directors of Reorganized Kasper shall consist of up to seven directors, including John D. Idol, Chairman of the Board, and Joseph B. Parsons. The identities and business experience of the other persons, to the extent then identified, shall be contained in the Plan Supplement that is required to be filed on or before the date that is ten days prior to the Voting Deadline. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the order confirming the Plan, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the order confirming the Plan. The initial Board of Directors for Reorganized Kasper shall select the officers and directors of the Reorganized Subsidiaries.

         The identities, business experience and compensation of certain of the Debtors' current officers and directors are set forth in Item 10 "Directors and Executive Officers of the Registrant" in the Annual Report on Form 10-K, annexed as Exhibit 2 to this Disclosure Statement as amended by the Quarterly Reports on Form 10-Q, annexed as Exhibits 3, 4 and 5 to this Disclosure Statement.

         13. Modification/Revocation of Plan

         Modifications of the Plan may be proposed by the Debtors in accordance with section 1127 of the Bankruptcy Code. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of such Claim.

         14. Preservation of Causes of Action

         All rights and causes of action held by the Debtors (other than those released pursuant to the Plan) will remain assets of the Reorganized Debtors and may be pursued.

         15. Exculpation

         None of the Debtors, the Reorganized Debtors, the members of the Creditors' Committee, the Senior Notes Trustee, the Banks, the Post-Petition Banks, or the holders of Senior Notes or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Reorganization Cases, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation or the administration of the Plan, or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, Reorganized Debtors, the Creditors' Committee, the Senior Notes Trustee, the Banks, and the Post-Petition Banks and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in this Section shall effect a release of any person other than the Debtors with respect to any debt owed to the United States Government, any state. city or municipality for any liability of such person arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality or
(iii) any criminal laws of the United States, any state, city or municipality; provided further that the Debtors' reorganization process and Plan in no way discharge, release, or relieve the Debtors, Reorganized Debtors, any other members of the Debtors' or Reorganized Debtors' controlled groups (as defined in 29 U.S.C. ss. 1301(a)(14)).

         16. Injunction

         On and after the Effective Date, all persons and entities shall be permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account, or in respect, of any Claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan.

         17. Votes Solicited in Good Faith

         Upon entry of the order confirming the Plan, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the members of Creditors' Committee appointed in the Reorganization Cases, and each of their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys acting in that capacity will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

         18. Section 1146 Exemption

         Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

G.       IMPLEMENTATION OF THE PLAN

         1. Substantive Consolidation Treatment

         The Plan is premised upon the substantive consolidation treatment of the Debtors and their assets and liabilities for Plan purposes only. Accordingly, on the Effective Date, all of the Debtors and their estates shall, for Plan purposes only, be deemed merged with and into Reorganized Kasper and
(i) all Affiliate Claims shall be deemed canceled and no distribution shall be made on account thereof, (ii) all assets and liabilities of the Debtors shall be deemed merged, (iii) all guaranties of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be deemed eliminated and canceled, (iv) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be considered treated as a single obligation and such guaranties shall be deemed a single Claim against Kasper,
(v) all joint obligations of two or more Debtors or of one or more Debtor and one or more Affiliates, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against Kasper, and (vi) each Claim filed in the Reorganization Case of any Debtor shall be deemed filed against Kasper and a single obligation of the consolidated Debtors on and after the Effective Date. Such substantive consolidation shall not (other than for Plan voting, treatment, and distribution purposes) affect (i) the legal and corporate structures of the Debtors, (ii) the Affiliate Claims provided, however, that as and to the extent determined by the Debtors on or before the Effective Date, Affiliate Claims shall be extinguished by contribution, distribution, or otherwise, or (iii) the Equity Interests in the Subsidiaries. See also Section IV.B, entitled "THE JOINT PLAN OF REORGANIZATION--Deemed Substantive Consolidation."

         2. Cancellation of Existing Securities and Agreements

         On the Effective Date, the Senior Notes, the Kasper Common Stock, and any Kasper Equity Interest (except for the New Management Incentive Plan and Management Employment Agreements, and the respective interests arising thereunder or pursuant thereto) shall be canceled. The filing of the order confirming the Plan with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such liens, security interests, and pledges. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Senior Notes Indenture shall be canceled; provided, however, that the Senior Notes Indenture shall continue in effect for the purposes of (i) allowing the Senior Notes Trustee to make any distributions on account of the Senior Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Senior Notes Trustee to maintain and assert any rights or liens for fees, costs, and expenses under the Senior Notes Indenture.

         3. Incurrence of New Indebtedness

         On the Effective Date, Reorganized Kasper shall enter into the New Working Capital Facility.

         4. Corporate Action

         On the Effective Date or as soon thereafter as is practicable, Kasper or Reorganized Kasper shall file with the Secretary of State of the State of Delaware, in accordance with the applicable corporation laws of such state, the Amended Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized Kasper. The Amended Certificate of Incorporation shall provide, among other things, for (a) the authorization of
(i) 30 million shares of the New Anne Klein Common Stock and (ii) 10 million shares of New Anne Klein Preferred Stock, (b) a limitation on the personal liability of directors to Reorganized Kasper or its stockholders for monetary damage for breach of fiduciary duty as a director to the maximum extent permitted by Delaware Law, and (c) a prohibition on the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended By-laws shall provide, among other things, that the Board of Directors of Reorganized Kasper shall initially consist of seven members, and on the Effective Date, the Amended By-laws shall become the bylaws of Reorganized Kasper.

         On and after the Effective Date, each of the Reorganized Subsidiaries may, as deemed appropriate, (a) file with the Secretary of State of its respective state of incorporation in accordance with the applicable corporation laws of such state, an amended certificate of incorporation and such amended certificate shall be the certificate of incorporation for such Reorganized Subsidiary and (b) amend its bylaws accordingly. The charter documents for the Reorganized Subsidiaries shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

         On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their Boards of Directors subject to, and in accordance with, their respective certificates of incorporation and bylaws.

                                       V.
                       PROJECTIONS AND VALUATION ANALYSIS

         Kasper and its advisors have developed a set of financial projections (summarized below) to assess the enterprise value of the Reorganized Debtors, as well as the value of the New Anne Klein Common Stock to be distributed to the holders of Allowed Class 4A and 4B Claims. The projections and valuations set forth below are based on a number of significant assumptions, including the successful reorganization, an assumed Effective Date of January 31, 2002, and no significant downturn in the specific markets in which the Debtors operate.

         THE PROJECTIONS, AND, THEREFORE, THE VALUATIONS, ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SUBSTANTIALLY FROM THOSE PROJECTIONS.

A.       PROJECTIONS

         Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the Plan on the Debtors' capitalization, results of operations, and cash flows as of and for the periods ending December 27, 2003, January 1, 2005 (2004 fiscal year), and December 31, 2005. The Debtors do not, as a matter of course, publicly disclose projections as to their future revenues, earnings, or cash flow. In connection with the formalization and the Debtors' consideration of the Plan, certain projections of the future financial performance of the Debtors' operating businesses were prepared. Accordingly, after the Effective Date, the Reorganized Debtors do not intend to update or otherwise revise the projections. Furthermore, the Reorganized Debtors do not intend to update or review the projections to reflect changes in general economic or industry conditions. Significant assumptions underlying the financial projections are set forth below and should be read in conjunction with the Debtors' historical financial information set forth below and in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, attached as Exhibits 2, 3, and 4 respectively, to this Disclosure Statement.

         The projections were prepared by the Debtors to assist each holder of a Claim in Class 4 in determining whether to accept or reject the Plan. The projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them), and were not prepared in conformity with to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts. While presented with numerical specificity, these projections are based upon a variety of assumptions (which the Debtors believe are reasonable), and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the inclusion of the projections herein should not be regarded as a representation by the Debtors (or any other person) that the projections will be realized, and actual results may vary materially from those presented below. Due to the fact that such projections inherently are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

         1. Significant Assumptions

a. Fresh Start Accounting. The Debtors have prepared the accompanying projections using "Fresh Start" accounting for all periods subsequent to December 28, 2002. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Pursuant to the guidance provided by SOP 90-7, the Debtors will determine the reorganization value of the Reorganized Debtors as of the Effective Date. Under "fresh start" reporting, the reorganization value will be allocated to Reorganized Kasper's assets. If any portion of the reorganization value cannot be attributed to specific tangible or identified intangible assets of the reorganized company, such amounts will be reported as "reorganization value in excess of amounts allocable to identifiable assets." The Debtors are in the process of evaluating further how the reorganization value will be allocated to the Reorganized Debtors' long-term assets. It is likely the final allocation and the resulting amount of reorganization value in excess of book will vary from the projected amounts presented herein. In anticipation of the issuance of the Financial Accounting Standards Board (FASB) Exposure Draft, "Business Combinations and Intangible Assets - Accounting for Goodwill," the reorganization value in excess of amounts allocable to identifiable assets is not amortized in the accompanying projections. If the FASB does not finalize the Exposure Draft, the reorganization value in excess of amounts allocable to identifiable assets would be amortized over a four to six year period.

b. Reorganization Value. For purposes of preparing the accompanying projections, the Debtors have utilized a reorganization value of Reorganized Kasper of $140 million as of October 1, 2003, which represents the mid-point of the valuation range, as referenced in Section V.B below, entitled "PROJECTIONS AND VALUATION ANALYSIS--Valuation."

c. Basis of Presentation. The Debtors have prepared projections for the years 2003 through 2005 in connection with the planning and development of the Plan. The projections include a pro forma reorganized balance sheet at January 31, 2003, including estimated reorganization and fresh start adjustments. The projections assume that the Plan will be implemented successfully on the terms described in this Disclosure Statement. The projections are subject to business, economic and other uncertainties inherent in developing projections, and should be read in conjunction with the historical financial statements, the related notes and the other information contained in this Disclosure Statement.

d. Pro Forma Adjustments. The determination of the fair value of Reorganized Kasper's fixed assets and inventories and the determination of their actual liabilities will be made as of the Effective Date. To record the payment and settlement of liabilities and the write-off of associated debt costs in connection with the Plan, the treatment of certain Claims provided for in the Plan takes into account interest accrued on, and payments made on account of, such Claims during the pendency of the chapter 11 cases. In addition, the amounts recorded reflect the Debtors' estimates of the amounts of certain Claims that will ultimately be allowed by the Bankruptcy Court. The amounts of such Claims actually allowed could vary materially from such estimated amounts. There may be material differences between the amounts of any or all of the items assumed in preparing the pro forma financial information and the actual amounts thereof as of the Effective Date.

         2. Pro Forma Effective Date Balance Sheet (Unaudited)


                               KASPER A.S.L., LTD.
                     PRO FORMA EFFECTIVE DATE BALANCE SHEET
                                JANUARY 31, 2003




                ($ in thousands)
                                                     Actual      Projected     Consummation    Projected Post-
                                                    12/29/01      1/31/03      Adjustments      Consummation
                                                                                 1/31/03        Ended 1/31/03
CURRENT ASSETS:
   Cash                                                  $6,405       $2,000                             $2,000
   Accounts receivable, net                               3,888       19,409                             19,409
   Inventories, net                                      74,144       50,703                             50,703
   Prepaid expenses and other current assets              4,226        6,292                              6,292
                                                 ---------------------------------------------------------------
TOTAL CURRENT ASSETS                                     88,663       78,404                -            78,404

Property, plant and equipment, net                       15,637       20,359                             20,359
Trademarks, net                                         103,162      103,162        (103,162)                 -
Intangibles                                              51,228       51,210           31,698            82,908
Other assets, net                                             -            -                                  -
                                                 ---------------------------------------------------------------
TOTAL ASSETS                                           $258,690     $253,135        $(91,464)          $181,671
                                                 ===============================================================

CURRENT LIABILITIES:
   Accrued interest                                      28,483       29,658         (29,658)                 -
   Accounts payable                                      24,900       18,220                             18,220
   Prepetition accounts payable                               -       10,305         (10,305)                 -
   Accrued expenses and other current                    17,682       15,737                             15,737
liabilities
   Income taxes                                             537        7,176                              7,176
                                                 ---------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                71,602       81,096         (39,963)            41,133

Revolver                                                 59,048       15,262                             15,262
Deferred royalty income                                       -       15,275                             15,275
Senior subordinated debt                                110,000      110,000        (110,000)                 -
                                                 ---------------------------------------------------------------
TOTAL LIABILITIES                                       240,650      221,634        (149,963)            71,671

Common Stock                                             18,039       31,501           78,499           110,000
   Less: unearned compensation                                -            -         (10,501)          (10,501)
                                                 ---------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                               18,039       31,501           67,998            99,499
                                                 ---------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $258,689     $253,135        $(91,464)          $181,671
                                                 ===============================================================

         3. Forecasted Balance Sheet (Unaudited)


                          REORGANIZED ANNE KLEIN GROUP
                            FORECASTED BALANCE SHEET
                                   2003 - 2005


($ in thousands)
                                                    12/27/03                  01/01/05                 12/31/05
                                                  --------------            -------------            --------------
CURRENT ASSETS:
   Cash and cash equivalents                             $2,000                   $2,000                    $2,000
   Accounts receivable, net                              29,451                   37,637                    46,222
   Inventories, net                                      59,483                   66,442                    75,877
   Prepaid expenses and other current assets              7,616                    8,641                     9,666
                                                  --------------            -------------            --------------
TOTAL CURRENT ASSETS                                     98,551                  114,720                   133,765
                                                  --------------            -------------            --------------

Property, plant and equipment, net                       22,717                   23,269                    20,193
Intangibles                                              72,908                   72,908                    72,908
Other assets, net                                         2,668                    2,833                     3,000
                                                  --------------            -------------            --------------
TOTAL ASSETS                                          $ 196,843                $ 213,730                 $ 229,866
                                                  ==============            =============            ==============

CURRENT LIABILITIES:
   Accounts Payable                                     18,344                   21,236                    23,399
   Accrued expenses and other current liabilities       22,448                   23,654                    24,422
   Income taxes                                          7,176                    7,176                     7,176
                                                  --------------            -------------            --------------
TOTAL CURRENT LIABILITIES                               47,968                   52,065                    54,997
                                                  --------------            -------------            --------------

Revolver                                                21,132                   17,658                     7,766
Deferred royalty income                                 10,275                    4,875                         -
                                                  --------------            -------------            --------------
TOTAL LIABILITIES                                       79,375                   74,598                    62,763
                                                  --------------            -------------            --------------

Shareholders' Equity                                   117,468                  139,132                   167,103
                                                  --------------            -------------            --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 196,843                $ 213,730                 $ 229,866
                                                  ==============            =============            ==============


4. Forecasted Consolidated Profit and Loss Statement (Unaudited)




                          REORGANIZED ANNE KLEIN GROUP
                 FORECASTED CONSOLIDATED PROFIT & LOSS STATEMENT
                                   2003 - 2005


                                                                      FISCAL YEAR ENDED
($ in thousands)                                 12/27/03                   01/01/05                 12/31/05
                                              ---------------            ---------------           --------------

   Net Sales                                       $ 411,750                  $ 471,332                $ 542,393
   Royalty Income                                     19,008                     21,493                   24,430
                                              ---------------            ---------------           --------------
Total Revenue                                        430,758                    492,824                  566,823
   Cost of Goods Sold                                276,136                    313,911                  359,641
                                              ---------------            ---------------           --------------
Gross Profit                                         154,622                    178,914                  207,182

   Selling, general and administration               118,045                    132,817                  146,715
expenses
   Depreciation and Amortization                       6,446                      8,448                   12,075
                                              ---------------            ---------------           --------------
Total operating expenses                             124,491                    141,265                  158,791
                                              ---------------            ---------------           --------------
Operating income                                      30,131                     37,649                   48,392

   Interest and financing costs                        3,828                      3,968                    3,476
                                              ---------------            ---------------           --------------
   Income before provision for income taxes           26,303                     33,681                   44,916
   Provision for income taxes                         11,047                     14,146                   18,865
                                              ---------------            ---------------           --------------
Net income                                          $ 15,246                   $ 19,535                 $ 26,051
                                              ===============            ===============           ==============


5.       Forecasted Consolidated Cash Flows (Unaudited)


                          REORGANIZED ANNE KLEIN GROUP
                       FORECASTED CONSOLIDATED CASH FLOWS
                                   2003 -2005


                                                                                     FISCAL YEAR ENDED
($ in thousands)                                                    12/27/03              01/01/05              12/31/05
                                                                   -----------           -----------            ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                            $15,256               $19,535               $26,051
                                                                   -----------           -----------            ----------
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization
                                                                        6,446                 8,448                12,075
   Deferred royalty income                                             (5,000)               (5,400)               (4,875)
   Other                                                                3,045                 2,961                 2,753

(Increase) decrease in:
                                                                            -                     -                     -
   Accounts receivable                                               (10,042)                (8,185)               (8,585)
   Inventory                                                          (8,780)                (6,959)               (9,435)
   Prepaid and other current assets                                   (1,324)               (1,025)                (1,025)
Increase (decrease) in:
   Accounts payable, accrued expenses and other current
liabilities                                                            6,833                 4,100                 2,933
                                                                   -----------           -----------            ----------
Total adjustments                                                     (8,822)               (6,060)               (6,159)
                                                                   -----------           -----------            ----------
Net cash provided from operations
                                                                        6,434               13,475                19,892
                                                                   -----------           -----------            ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                               (8,803)               (9,000)               (9,000)
   Bank fees                                                          (1,500)                     -                     -
   Other                                                              (2,000)               (1,000)               (1,000)
                                                                   -----------           -----------            ----------
Total Investing activities                                           (12,303)              (10,000)              (10,000)
                                                                   -----------           -----------            ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (pay down) under Revolver
                                                                        5,870               (3,475)               (9,892)
                                                                   -----------           -----------            ----------
Net cash provided by (used in) financing activities                     5,870               (3,475)               (9,892)
                                                                   -----------           -----------            ----------

Net increase (decrease) in cash and cash equivalents                       --                    --                    --
Cash and cash equivalents, at beginning of period                      2,000                 2,000                 2,000
                                                                   -----------           -----------            ----------
Cash and cash equivalents, at end of period                            2,000                 2,000                 2,000
                                                                   ===========           ===========            ==========


B.       VALUATION

         Kasper has been advised by Benedetto, Gartland & Company, Inc. ("BGC"), its financial advisor, with respect to the reorganization value of Reorganized Kasper on a going concern basis. Solely for purposes of the Plan, the estimated range of reorganization values of Reorganized Kasper was assumed to be approximately $130 million to $150 million as of the date of this Disclosure Statement. This valuation does not purport to provide a basis for any future negotiations involving the Company nor should it be used for that purpose.

         THE ASSUMED RANGE OF REORGANIZATION VALUES REFLECTS WORK PERFORMED BY BGC ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF KASPER AVAILABLE TO BGC AS OF OCTOBER 1, 2002 and Kasper has not made available to BGC updated information since such date.

         Based upon the assumed range of reorganization values of Reorganized Kasper of between $130 million and $150 million and a projected level of indebtedness of $30 million (composed of $15 million of average revolver loan balance over the next twelve-month period, initially under the Post-Petition Bank Credit Agreement and then under the New Working Capital Facility, plus a $15 million pre-paid royalty as of June 30, 2002) Kasper, based on the advice of BGC, has estimated the range of equity values for Reorganized Kasper between $100 million and $120 million.

         The foregoing estimate of the reorganization value of Reorganized Kasper is based on a number of assumptions, including a successful reorganization of Kasper's business and capital structure in a timely manner, access to working capital financing by Kasper, the implementation of Reorganized Kasper's business plan, the achievement of the forecasts reflected in the Projections, market conditions as of October 1, 2002 continuing through the assumed Effective Date, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein. Some assumptions may not materialize and anticipated events and circumstances may affect Kasper's actual financial results and status. Therefore, the actual results achieved may vary from projected results underlying such valuations and such variations may be material.

         It should be noted that no advice by BGC with respect to the reorganization value of Reorganized Kasper on a going concern basis constituted a recommendation to Kasper's board of directors in connection with the Plan or a recommendation to any Kasper shareholder as how to vote in connection with the Plan.

IN ESTIMATING THE RANGE OF THEORETICAL REORGANIZATION VALUES OF REORGANIZED KASPER, bgc (I) REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF KASPER FOR RECENT YEARS AND INTERIM PERIODS; (II) REVIEWED CERTAIN INTERNAL fINANCIAL AND OPERATING DATA OF KASPER, INCLUDING FINANCIAL PROJECTIONS PREPARED AND PROVIDED

BY MANAGEMENT which projections bgc has assumed to be reasonably prepared; (III) Met with certain MEMBERS of KASPER senior management TO DISCUSS KASPER'S OPERATIONS AND FUTURE PROSPECTS; (IV) REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES WHICH BGC DEEMED GENERALLY COMPARABLE to the OPERATING BUSINESS OF KASPER; (V)CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESS; (VI) CONSIDERED THE FINANCIAL TERMS, TO THE EXTENT PUBLICLY AVAILABLE, OF CERTAIN HISTORICAL ACQUISITIONS OF COMPANIES WHOSE BUSINESSES ARE BELIEVED TO BE REASONABLY COMPARABLE TO THAT OF REORGANIZED KASPER; AND (VII) CONDUCTED SUCH OTHER STUDIES, ANALYSES, INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE. ALTHOUGH BGC CONDUCTED A REVIEW AND ANALYSIS OF KASPER'S BUSINESS, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL (I) FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY KASPER, AND (II) PUBLICLY AVAILABLE INFORMATION. IN ADDITION, BGC DID NOT INDEPENDENTLY VERIFY MANAGEMENT'S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF KASPER WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

THE ESTIMATED RANGE OF REORGANIZATION VALUES PREPARED BY BGC REPRESENT THE HYPOTHETICAL REORGANIZATION ENTERPRISE VALUE OF REORGANIZED KASPER. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF REORGANIZED KASPER THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT, AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF REORGANIZATION VALUES OF REORGANIZED KASPER SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE

SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER KASPER, BGC, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY.

VALUATION METHODOLOGY

         BGC performed a variety of generally accepted valuation analyses and considered a variety of factors in preparing the valuation estimate of Reorganized Kasper. While several generally accepted valuation techniques for estimating Reorganized Kasper's enterprise value were used, BGC primarily relied on three methodologies: comparable public company analysis, discounted cash flow analysis and precedent acquisition transactions. BGC placed different weights on each of these analyses and made judgments as to the relative significance of each analysis in determining Reorganized Kasper's indicated enterprise value range. BGC's valuation must be considered as a whole and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Reorganized Kasper's reorganization value.

         The following summary does not purport to be a complete description of the analyses and factors undertaken to support BGC's conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

         In its analysis, BGC necessarily made numerous assumptions with respect to Reorganized Kasper, industry performance, general business, regulatory, economic, market and financial conditions, and other matters which are beyond Kasper's control. In addition, analyses relating to the value of Reorganized Kasper do not report to be appraisals.

COMPARABLE PUBLIC COMPANY ANALYSIS

         A Comparable Public Company Analysis estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, earnings, and cash flows. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet, and cash flow. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

         A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which when coupled with other approaches, presents a foundation for determining enterprise value.

         In performing the Comparable Public Company Analysis, six publicly traded companies deemed generally comparable to Reorganized Kasper in some or all of the factors described above, were selected. They are: Nautica Enterprises, Inc., Kenneth Cole Productions, Tommy Hilfiger Corporation, Polo Ralph Lauren Corp., Jones Apparel Group and Liz Claiborne, Inc. BGC analyzed the current trading value for the six comparable companies as a multiple of latest twelve months revenue, EBITDA and net income and projected 2002 revenue, EBITDA and net income. These multiples were then applied to Reorganized Kasper's latest twelve month and projected 2002 financial results to determine a range of enterprise values.

         None of the comparable companies is identical to Kasper. Accordingly, a complete analysis of the results of these companies cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading of the volume of comparable companies as well as that of Kasper. In addition, some of the data utilized in the analyses are based on projections prepared by research analysts using publicly available information. Accordingly, these estimates may or may not prove to be accurate.

DISCOUNTED CASH FLOW ANALYSIS

         The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to Kasper. The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period; and the present value of the terminal value of cash flows (representing enterprise value beyond the time horizon of the projections). BGC's discounted cash flow valuation is based on a multi-year projection of Reorganized Kasper's operating results. BGC discounted the projected cash flows using Kasper's adjusted weighted average cost of capital and calculated the terminal value of Reorganized Kasper using both terminal multiple and perpetual growth methodologies.

This approach relies on Kasper's ability to project future cash flows with some degree of accuracy. Since Kasper's projections reflect significant assumptions made by Kasper's management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. To account for these uncertainties, BGC has sensitized the projected results by using different discount rates and multiples to determine a range of values. BGC cannot and does not make any representations or warranties as to the accuracy or completeness of Kasper's projections.

PRECEDENT TRANSACTIONS ANALYSIS

         Precedent Transactions Analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to Kasper. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to Kasper. BGC specifically focused on prices paid as a multiple of revenue and EBITDA. These multiples are then applied to Kasper's key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

Unlike the comparable public company analysis, the valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Other aspects of value are incorporated in a precedent transaction analysis including:

- Circumstances surrounding a merger transaction may introduce "noise" into the analysis (e.g. an additional premium may be extracted from a buyer in the case of a competitive bidding contest)
- The market environment is not identical for transactions occurring at different periods of time
- Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g. a company in financial distress may receive a lower price due to its perceived weakness.)

As with the Comparable Public Company Analysis, since no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues which could affect the price an acquirer is willing to pay in an acquisition. This analysis is also limited by the number of completed transactions for which public data is available. Since the precedent transaction analysis explains other aspects of value besides the inherent value of a company, there are limitations as to its usage in Reorganized Kasper's valuation.

THE ESTIMATES OF THE REORGANIZATION VALUE DETERMINED BY Kasper, based on the advice of bgc, rEPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS which values may be materially different.

CONCLUSION

         Based upon the analyses and factors described above and subject to the qualifications stated above, BGC has estimated the range of reorganization values of Reorganized Kasper to be approximately $130 million to $150 million as of the date of this Disclosure Statement.

                                      VI.
                      CERTAIN FACTORS AFFECTING THE DEBTORS

A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS

         1. Failure to Satisfy Vote Requirement

         If votes are received in number and amount sufficient to enable a bankruptcy court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received in all impaired classes, but are received in Classes 3 and 4, the Debtors intend to seek confirmation of the Plan under the so-called "cramdown" provisions of section 1129(b) of the Bankruptcy Code. See subsection 4 below, entitled "Nonconsensual Confirmation."

         2. New Working Capital Facility

         There can be no assurance that the Debtors will be able to obtain the New Working Capital Facility in form and substance satisfactory to the Debtors.

         3. Risk of Non-Confirmation of the Plan

         Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

         4. Nonconsensual Confirmation

         In the event any impaired class of Claims or Equity Interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VIII.B.5 below, entitled "CONFIRMATION OF THE PLAN--Requirements for Confirmation of the Plan--Nonconsensual Confirmation." The Debtors believe that the Plan satisfies these requirements, and pursuant to the Plan, will request such nonconsensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code in the event Class 2 and Class 4 accept the Plan.

         5. Risk of Non-Occurrence of the Effective Date

         Although the Debtors believe that the Effective Date may occur as soon as eleven days after the Confirmation Date, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Effective Date have not occurred or been waived by Kasper on or before the first Business Day that is more than thirty days after the date on which the Court enters an order confirming the Plan, or such later date as is proposed and approved, after notice and a hearing by the Court, then upon motion of the Debtors, the order confirming the Plan may be vacated by the Court, in which event, the Plan would be deemed null and void, and the Debtors may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.

         6. Effect of the Debtors' Reorganization Cases on the Debtors' Business

         The commencement of the contemplated reorganization cases by the Debtors may have adversely affected the Debtors' business. However, the Debtors believe that any such adverse effects will be reduced or resolved by the Debtors' emergence from their chapter 11 cases.

B.       FACTORS AFFECTING REORGANIZED KASPER

         1. Competitive Conditions

         Competition is strong in the areas of the fashion industry in which the Company operates. The Company competes with numerous designers and manufacturers of apparel and accessory products, domestic and foreign, some of which account for a significant percentage of total industry sales. Because these designers and manufacturers may be significantly larger and have substantially greater resources than the Company, the Company's business depends, in part, on its ability to shape and stimulate consumer tastes and demands by producing innovative, attractive, and exciting fashion products, as well as its ability to remain competitive in the areas of design, quality, and price.

         2. Risk Factors

         Important factors that could cause actual results to differ materially from our expectations include but are not limited to, the following cautionary statements:

         The success of the Company's overall business strategy, including successful implementation of the Company's restructuring plan and successful implementation of the Company's plan of reorganization;

         The impact that the Reorganization Cases may have on the Company's relationships with its principal customers and suppliers;

         The risk that the Court overseeing the Reorganization Cases may not confirm any reorganization plan proposed by the Company;

         Actions that may be taken by creditors and other parties-in-interest that may have the effect of preventing or delaying confirmation of a plan of reorganization in connection with the Reorganization Cases;

         The risk that the cash generated by the Company from operations and the cash received by the Company under the Post-Petition Bank Credit Agreement will not be sufficient to fund the operations of the Company until such time as the Company's plan of reorganization is approved by the Court;

         The ability of the Company to achieve its covenants under the Post-Petition Bank Credit Agreement;

         Unforeseen complications resulting from the Company's implementation of upgrades to its management information systems;

         The ability of the Company to adapt to changing consumer preferences and tastes;

         Global economic conditions and the implications thereon after the terrorist attacks on September 11, 2001;

         Potential fluctuations in the Company's operating costs and results;

         The risk that the Internal Revenue Service will prevail in its proposed adjustment resulting in additional income taxes and interest in prior years thereby necessitating a reduction in net operating loss carry forwards, the write-down of certain tax assets, and the payment of interest;

         The risk that the Company will not successfully implement its fully integrated management information system, which could adversely affect the Company's business, financial condition, and operating results;

         Potential exchange rate fluctuations;

         The Company's concentration of revenues in department stores located in the United States; and

         The Company's dependence on a limited number of suppliers.


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
         All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

         3. Reliance on Key Personnel

         The Debtors' success and future prospects depend upon the continued contributions of their senior management, including John D. Idol, Kasper's Chairman and Chief Executive Officer. There can be no assurances that the Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of the senior management team could have a material adverse effect on the Debtors' business, financial condition, and results of operations.

         4. Quarterly Results of Operations Fluctuate

         Historically, the Company has achieved its highest sales in the first quarter and, to a lesser extent, the third quarter of each fiscal year. This pattern results primarily from the timing of shipments for each season, although the timing of shipments can vary from quarter to quarter and season to season.

         5. Ability to Refinance Certain Indebtedness

         Following the Effective Date, the Reorganized Debtors' working capital borrowings and letter of credit requirements are anticipated to be funded under the New Working Capital Facility. This facility is expected to contain customary covenants, including financial covenants. If the Reorganized Debtors cannot meet these covenants, events of default would arise. There also can be no assurance that the Reorganized Debtors, upon expiration of the New Working Capital Facility will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, will be on terms equally favorable to the Reorganized Debtors.

         6. Capital Requirements

         The business of the Reorganized Debtors is expected to have substantial capital expenditure needs. While the Debtors' projections assume that the company will generate sufficient funds to meet its capital expenditure needs for the foreseeable future, the company's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

         7. Variances from Projections

         The fundamental premise of the Plan is the deleveraging of the Debtors and the implementation and realization of the Debtors' business plan, as reflected in the projections contained in this Disclosure Statement. The


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
projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Kasper and its subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to maintain market strength and share, consumer preferences, and the ability to increase gross margins and control future operating expenses. The Debtors believes that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

         8. Disruption of Operations

         The commencement and pendency of the Debtors' chapter 11 case could adversely affect the Debtors' relationships with their customers and suppliers, as well as the Debtors' ability to retain or attract high quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors' projections.

         9. Dividend Policies

         The Debtors do not anticipate that any dividends will be paid on the New Anne Klein Common Stock in the foreseeable future. In addition, the covenants in the New Working Capital Facility will limit the ability of Reorganized Kasper to pay dividends.

C.       CERTAIN TAX MATTERS

         For a summary of certain federal income tax consequences of the Plan to certain holders of Claims and to the Debtors, see Section XI below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

D.       PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION LIABILITY

         Other than as set forth below, as of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which the Debtors believe will have a material adverse effect upon the operations or financial position of the Debtors or the Reorganized Debtors. The Debtors are currently involved in various legal proceedings arising in the ordinary course of business operations, including personal injury claims, employment matters, and contractual disputes. For further discussion, see Note 11 "Commitments and Contingencies" to Item 8 "Financial Statements and Supplementary Data" in the Annual Report on Form 10-K attached as Exhibit 2 to this Disclosure Statement.

         On or about August 7, 2002, the Internal Revenue Service ("IRS") filed a proof of claim for federal corporate income taxes for the years 1999 through


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
2000 in the aggregate amount of $4.7 million. Substantially all of the claim arises from the proposed disallowance of approximately $111 million of amortizable tax basis of intangible assets claimed by the Company as a result of the acquisition by the Company of assets from the Leslie Fay Companies Inc. bankruptcy. If the IRS position is correct, then in addition to the proposed deficiencies for the audit years, the Company would lose its right to deduct the heretofore unamortized basis over the remainder of the fifteen year statutory amortization period. Also, adjustments to state corporate income and franchise tax returns could result in further deficiencies. Based upon notices heretofore received from the IRS, the only issue in dispute is the appropriate valuation of the assets acquired from the Leslie Fay Companies Inc. at the time of the acquisition. In making its initial valuation, the Company relied on advice from reputable outside professionals, and the Company continues to believe that such valuations were appropriate. If the Company cannot resolve this dispute with the IRS it will object to the claim and ask the Bankruptcy Court to determine the proper amount of such claim.

                                      VII.
                             HOW TO VOTE ON THE PLAN

A.       VOTING DEADLINE

         IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 3 AND CLASS 4 EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN.

         All known holders of Allowed Claims in Classes 3 and 4 and Allowed Equity Interests in Class 6, as of the [_______], 2002 Record Date entitled to vote on the Plan have been sent a ballot together with this Disclosure Statement. Such holders should read the ballot carefully and follow the instructions contained therein. Please use only the ballot that accompanies this Disclosure Statement.

         The Debtors have engaged Bankruptcy Services, LLC as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

         FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON [______________], 2002.

         IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE. IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS' VOTING AGENT, BANKRUPTCY SERVICES, LLC. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH (A) DOES NOT


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
INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR (B) INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

                            BANKRUPTCY SERVICES, LLC
                                   HERON TOWER
                         70 EAST 55TH STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10022


B.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

         The Claims and Equity Interests in the following classes are impaired under the Plan and entitled to receive a distribution; consequently, each holder of such Claim and Equity Interest, as of the [________], 2002 Record Date established by the Debtors for purposes of this solicitation, may vote to accept or reject the Plan:

         Class 3    -      Senior Notes Claims and General Unsecured Claims

         Class 4    -      Convenience Claims

         Class 6    -      Kasper Equity Interests

C.       VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

         The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of claims voting cast their ballots in favor of acceptance.

         In addition, the Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in dollar amount of that class which cast ballots for acceptance or rejection of a plan.

D.       VOTING PROCEDURES

         1. Holders of Class 3A Senior Notes Claims

         Holders of Claims in Class 3A should vote the aggregate principal face amount of their Senior Notes due and owing by the Debtors as of the [________], 2002 Record Date.

THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.


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
a. Beneficial Owners. Any beneficial owner, as of the [________], 2002 Record Date, of Senior Notes in his, her, or its own name can vote to accept or reject the Plan by completing and signing the enclosed ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions. Any beneficial owner holding, as of the [________], 2002 Record Date, Senior Notes in "street name" through a Nominee can vote by completing and signing the ballot (unless the ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m. (Eastern Time) on [________], 2002. Any ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding master ballot to the Voting Agent.

         If your ballot has already been signed (or "prevalidated") by your Nominee, you must complete the ballot and return it directly to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

b. Nominees. A Nominee which is the registered holder for a beneficial owner, as of the [________], 2002 Record Date, of Senior Notes, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

         The Nominee may "prevalidate" a ballot by (i) signing the ballot, (ii) indicating on the ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such ballot, together with this Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her, or its vote in
Item 2 of the ballot, complete the information requested in Item 3, if appropriate, of the ballot, review the certifications contained in the ballot, and return the ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                       OR

         If the Nominee elects not to "prevalidate" ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned ballots, together with this Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote in
Item 2 of the ballot, complete the information requested in Item 3, if appropriate, of the ballot, review the certifications contained in the ballot, execute the ballot, and return the ballot to the Nominee. After collecting the ballots, the Nominee should, in turn, complete a master ballot compiling the votes and other information from the ballots, execute the master ballot, and deliver the master ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the master ballot to the Voting Agent so that the master ballot is received by the Voting Agent before the Voting Deadline.

c. Securities Clearing Agencies. The Debtors expect that the Depository Trust Company or a comparable organization, as the nominee holder of Senior Notes, will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, each participant will be authorized to vote its [________], 2002 Record Date positions held in the name of such securities clearing agencies.

d. Other. If a ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

         For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such Claims represented by such securities. All Claims in a class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such class. Unless otherwise ordered by the Court, ballots which are signed, dated, and timely received, but on which
(a) a vote to accept or reject the Plan has not been indicated or (b) a vote to accept and a vote to reject the Plan have both been indicated, will not be counted. The Debtors, in their discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the ballots or master ballots.

         Holders of uncertificated Class 3A Claims can vote by completing and signing the enclosed ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m. (Eastern Time) on [________], 2002. If no envelope was enclosed, contact the Voting Agent for instructions.

         Except as provided below, unless the ballot or master ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such ballot or master ballot, the Debtors may, in their sole discretion, reject such ballot or master ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Court.

         In the event of a dispute with respect to a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Court orders otherwise.

ANY HOLDER OF A CLASS 3A CLAIM OF $1000.00 OR LESS MAY ELECT TO HAVE THAT CLAIM TREATED AS A CLASS 4 CONVENIENCE CLAIM ON SUCH HOLDER'S BALLOT AND SUCH HOLDER SHALL RECEIVE A CASH DISTRIBUTION OF $0.70 PER DOLLAR OF ALLOWED CLAIM PURSUANT TO THE PLAN. IN ADDITION, ANY HOLDER OF A CLASS 3A MAY ELECT TO HAVE THAT CLAIM TREATED AS A CLASS 4 CONVENIENCE CLAIM BY AGREEING TO REDUCE SUCH CLAIM TO $1000.00 ON SUCH HOLDER'S BALLOT. IF SUCH TREATMENT IS ELECTED, SUCH HOLDER WILL RECEIVE $700.00 IN CASH. SUCH AN ELECTION MAY NOT BE REVOKED AFTER THE [___________], 2002 VOTING DEADLINE.

         THE DEBTORS ARE NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND NEITHER THE DEBTORS NOR THE VOTING AGENT WILL ACCEPT, CERTIFICATES REPRESENTING ANY SENIOR NOTES. PRIOR TO THE EFFECTIVE DATE, THE DEBTORS WILL FURNISH HOLDERS OF CERTIFICATED SENIOR NOTES WITH APPROPRIATE LETTERS OF TRANSMITTAL TO BE USED TO REMIT SUCH SECURITIES IN EXCHANGE FOR THE DISTRIBUTION UNDER THE PLAN. INFORMATION REGARDING SUCH REMITTANCE PROCEDURE (TOGETHER WITH ALL APPROPRIATE MATERIALS) WILL BE DISTRIBUTED BY THE DEBTORS AFTER CONFIRMATION OF THE PLAN.

         2. Holders of Class 3B General Unsecured Claims

         Class 3B includes the allowed nonpriority unsecured Claims not constituting Affiliate Claims and not otherwise classified in Classes 3 and 4 or satisfied pursuant to Court order. These Class 3B Claims include Allowed Claims for damages arising from the Debtors' rejection of executory contracts or unexpired leases, Allowed Claims of the Debtors' trade creditors, and other such allowed unsecured Claims. Class 3B is impaired under the Plan and the holders of Class 3B Claims are entitled to vote to accept or reject the Plan. As such, holders of Claims in Class 3B will receive a ballot along with this Disclosure Statement. The holders of Class 3B Claims are encouraged to read the enclosed ballot in its entirety and to direct any questions relating to the ballot to the Voting Agent.

         The Debtors have selected [________], 2002 as the Record Date for purposes of determining the amount owed to individual holders of Class 3B Claims FOR VOTING PURPOSES ONLY. Each holder of a Claim in Class 3B should vote the undisputed amount of its Claim that is actually due and owing by the Debtors on the Record Date. The Debtors reserve the right to adjust the amount of any Claim voted to comport with the obligations as reflected on their books and records as of the Record Date.

THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE

DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

         Except as provided below, any ballot not timely submitted to the Voting Agent before the Voting Deadline will not be counted.

         In the event of a dispute with respect to a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Court orders otherwise.

         A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

ANY HOLDER OF A CLASS 3B CLAIM MAY ELECT TO HAVE THAT CLAIM TREATED AS A CLASS 4 CONVENIENCE CLAIM BY AGREEING TO REDUCE SUCH CLAIM TO $1000.00 ON SUCH HOLDER'S CLASS 3B BALLOT. IF SUCH TREATMENT IS ELECTED, SUCH HOLDER WILL RECEIVE $700.00 IN CASH. SUCH AN ELECTION MAY NOT BE REVOKED AFTER THE [___________], 2002 VOTING DEADLINE.

         3. Holders of Class 4 Convenience Claims

         Class 4 consists of General Unsecured Claims allowed in the amount of $1000.00 or less or, if greater than $1000.00, such Claims as voluntarily are reduced to $1000.00. Class 4 is impaired under the Plan and the holders of Class 4 Claims are entitled to vote to accept or reject the Plan. As such, holders of Claims in Class 4 will receive a ballot along with this Disclosure Statement. The holders of Class 4 Claims are encouraged to read the enclosed ballot in its entirety and to direct any questions relating to the ballot to the Voting Agent.

         Each holder of a Claim in Class 4 should vote the undisputed amount of its Claim that is actually due and owing by the Debtors on the Record Date. The Debtors reserve the right to adjust the amount of any Claim voted to comport with the obligations as reflected on their books and records as of the Record Date.

THIS CLAIM AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

         Except as provided below, any ballot not timely submitted to the Voting Agent before the Voting Deadline will not be counted.


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
         In the event of a dispute with respect to a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Court orders otherwise.

         A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         4. Holders of Class 6 Kasper Equity Interests

         Holders of Kasper Equity Interests in Class 6 should vote the number of shares of their Kasper Common Stock as of the Record Date.

THIS EQUITY INTEREST AMOUNT WILL BE USED FOR VOTING PURPOSES ONLY AND WILL NOT BE DETERMINATIVE OF, OR OTHERWISE AFFECT, THE HOLDER'S CLAIM FOR PLAN TREATMENT OR DISTRIBUTION PURPOSES OR ANY OTHER CHAPTER 11 PURPOSES.

a. Beneficial Owners. Any beneficial owner, as of the [________], 2002 Record Date, of Kasper Common Stock in his, her, or its own name can vote to accept or reject the Plan by completing and signing the enclosed ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions. Any beneficial owner holding, as of the [________], 2002 Record Date, Kasper Common Stock in "street name" through a Nominee can vote by completing and signing the ballot (unless the ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m. (Eastern Time) on [________], 2002. Any ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding master ballot to the Voting Agent.

         If your ballot has already been signed (or "prevalidated") by your Nominee, you must complete the ballot and return it directly to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

b. Nominees. A Nominee which is the registered holder for a beneficial owner, as of the [________], 2002 Record Date, of Kasper Common Stock, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

         The Nominee may "prevalidate" a ballot by (i) signing the ballot, (ii) indicating on the ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such ballot, together with this Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her, or its vote in
Item 2 of the ballot, review the certifications contained in the ballot, and return the ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                       OR

         If the Nominee elects not to "prevalidate" ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned ballots, together with this Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote in
Item 2 of the ballot, review the certifications contained in the ballot, execute the ballot, and return the ballot to the Nominee. After collecting the ballots, the Nominee should, in turn, complete a master ballot compiling the votes and other information from the ballots, execute the master ballot, and deliver the master ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the master ballot to the Voting Agent so that the master ballot is received by the Voting Agent before the Voting Deadline.

c. Securities Clearing Agencies. The Debtors expect that the Depository Trust Company or a comparable organization, as the nominee holder of Kasper Common Stock, will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, each participant will be authorized to vote its [________], 2002 Record Date positions held in the name of such securities clearing agencies.

d. Other. If a ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

         For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such Equity Interests represented by such securities. All Equity Interests in a class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such class. Unless otherwise ordered by the Court, ballots which are signed, dated, and timely received, but on which (a) a vote to accept or reject the Plan has not been indicated or (b) a vote to accept and a vote to reject the Plan have both been indicated, will not be counted. The Debtors, in their discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the ballots or master ballots.

         Holders of uncertificated Class 6 Claims can vote by completing and signing the enclosed ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m.(Eastern Time) on [________], 2002. If no envelope was enclosed, contact the Voting Agent for instructions.

         Except as provided below, unless the ballot or master ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such ballot or master ballot, the Debtors may, in their sole discretion, reject such ballot or master ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Court.

         In the event of a dispute with respect to an Equity Interest, any vote to accept or reject the Plan cast with respect to such Equity Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Court orders otherwise.

         THE DEBTORS ARE NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND NEITHER THE DEBTORS NOR THE VOTING AGENT WILL ACCEPT, CERTIFICATES REPRESENTING ANY KASPER COMMON STOCK. PRIOR TO THE EFFECTIVE DATE, THE DEBTORS WILL FURNISH ALL SUCH HOLDERS WITH APPROPRIATE LETTERS OF TRANSMITTAL TO BE USED TO REMIT SUCH SECURITIES IN EXCHANGE FOR THE DISTRIBUTION UNDER THE PLAN. INFORMATION REGARDING SUCH REMITTANCE PROCEDURE (TOGETHER WITH ALL APPROPRIATE MATERIALS) WILL BE DISTRIBUTED BY THE DEBTORS AFTER CONFIRMATION OF THE PLAN.

         5. Withdrawal of Ballot or Master Ballot

         Any voter who has delivered a valid ballot or master ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) describe the Claim to which it relates, (b) be signed by the party who signed the ballot or master ballot to be revoked, and (c) be received by the Voting Agent before the Voting Deadline. The Debtors may contest the validity of any such withdrawals.

         Any holder who has delivered a valid ballot or master ballot may change its vote by delivering to the Voting Agent a properly completed subsequent ballot or master ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed ballot or master ballot is received, only the ballot or master ballot that bears the latest date will be counted.


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
                                     VIII.
                            CONFIRMATION OF THE PLAN

A.       CONFIRMATION HEARING

         Section 1128(a) of the Bankruptcy Code requires the Court, after notice, to hold a hearing on confirmation of a plan. Notice of the confirmation hearing to be held on [___________], 2002, at [____ _].m., is being provided simultaneously with this Disclosure Statement provided to all known creditors and equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objectant, the nature and amount of Claims or interests held or asserted by the objectant against the Debtors' estates or property, and the basis for the objection and the specific grounds therefor, and must be filed with the Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Alan B. Miller, Esq., (ii) the Office of the United States Trustee for the District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004, Attention:
Richard Morrissey, Esq., and (iii) Anderson Kill & Olick, PC, 1251 Avenue of the Americas, New York, New York 10020, Attn: Mark D. Silverschotz, Esq., so as to be received no later than the date and time designated in the notice of the confirmation hearing. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

         UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE COURT.

B.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         1. Consensual Confirmation

         At the confirmation hearing, the Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

         (1) The Plan complies with the applicable provisions of the Bankruptcy Code.

         (2) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

         (3) The Plan has been proposed in good faith and not by any means proscribed by law.

         (4) Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the reorganization cases, or in connection with the Plan and incident to the reorganization cases, has been disclosed to the Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Court as reasonable.

         (5) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

         (6) With respect to each class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," in subsection 1.b below.

         (7) Except to the extent the Plan meets the "Nonconsensual Confirmation" standards discussed in Section VIII.B.5 below, entitled "Nonconsensual Confirmation," each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

         (8) Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the allowed amount of such Claims with interest from the Effective Date.

         (9) At least one class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

         (10) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility," in subsection 1.c below.

         (11) The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors has obligated itself to provide such benefits.

         The Debtors believe that each of the foregoing requirements will be satisfied.

         2. Best Interests Test

         As described above, the Bankruptcy Code requires that each holder of a Claim or Equity Interest in an impaired class either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the Effective Date of the plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

         The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority Claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

         The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during a chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of the Creditors' Committee appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code, and any other committee so appointed. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, the chapter 11 case. The foregoing types of Claims, costs, expenses, and fees and such other Claims which may arise in a liquidation case or result from a pending chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured Claims.

         In applying the "best interests test," it is possible that Claims and Equity Interests in the chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Court, all pre-chapter 11 unsecured Claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Debtors' chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor. Therefore, creditors who are or claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a chapter 7 liquidation case.

         The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor would receive any distribution until all senior creditors have been paid in full, with post-petition interest, and no equity interest holder receives any distribution until all creditors are paid in full with post-petition interest. Consequently, the Debtors believe that in a liquidation, holders of Kasper Common Stock would receive no distributions of property and holders of Senior Notes Claims and General Unsecured Claims would receive less than their anticipated recovery under the Plan.

         After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of the businesses of the subsidiaries as a result of the departure of key employees and the loss of major customers and suppliers, and (iv) substantial increases in Claims which would be satisfied on a priority basis or on a parity with creditors in a chapter 11 case, the Debtors have determined that confirmation of the Plan will provide each Claim holder and Equity Interest holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more to complete such liquidation, resolve disputed Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged further.

         THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS' ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

         The liquidation analysis reflects the Debtors' estimate of the proceeds that could be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. Underlying the liquidation analysis are a series of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant business, economic, and competitive risks, uncertainties, and contingencies beyond the control of the Debtors and their management.

         ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO ATTEMPT TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

         The analysis assumes that a chapter 7 case is initiated and a chapter 7 trustee is appointed. The chapter 7 trustee would be responsible for liquidating the Debtors' assets over an assumed period of six months. Proceeds resulting from the liquidation would be reduced by the expenses of the liquidation before any allowed secured claimant would receive proceeds from the sale of collateral securing that claim. Detailed below are the significant assumptions reflected in the analysis.

         3. Liquidation Analysis Recitals and Assumptions

         The Debtors' businesses consist of the following distinct locations and operating units:

                Wholesale sourcing and distribution (Albert Nipon, Anne Klein,
                     Kasper and Le Suit)
                Showrooms and offices in New York City
                Warehouse and distribution in Secaucus, New Jersey
                Warehouse and distribution in the United Kingdom
                Warehouse and distribution in Canada
                Licensing (Albert Nipon, Anne Klein and Kasper)
                Retail Sales (Anne Klein and Kasper outlets and full price stores)
                Manufacturing - Tomwell Limited garment factory in China Off Shore Sourcing - Asia Expert Limited buying office in Hong Kong

         While it would be preferable to sell the organizations on a going-concern basis to maximize the proceeds to creditors, it is assumed that the organizations are closed and assets liquidated other than on a going concern basis.

         The Debtors are committed for the purchase of inventory for delivery several months into the future. It will be important to secure orders for this merchandise before it arrives so that future handling is minimized. The orders should be taken on an "As Ready" basis so that storage of garments will not be necessary or it can be contracted out to third parties.

         In a chapter 7 liquidation scenario, it is assumed that the Debtors' retail operations will function as a major outlet for finished goods inventory. If the normal channels of distribution (department stores) are not willing to pay a reasonable price, then the Debtors will continue to sell merchandise through their outlet stores while at the same time, organizing the sale of the outlet business either as a going concern, or as a liquidation. For this analysis, a liquidation is assumed.


                                         LIQUIDATION ANALYSIS (A)
                                            Projected Book    Hypothetical       Estimated        Note
                                                 Value          Recovery        Liquidation     Reference
            (in thousands)                  as of 12/28/02   Percentage (%)      Value ($)
                                                  ($)                          (unaudited)
                                              (unaudited)

Cash and Cash Equivalents                           $ 2,000           100.0%          $ 2,000       B
Accounts Receivable - Gross                          51,609            58.5%           30,209       C
Inventories: Raw Materials                           19,398             1.8%              348       D
Valuation Reserves                                  (11,973)
                                            ----------------
                                                      7,425

    Finished Goods (includes in-transit)             46,778            50.0%           23,389       D
    Finished Goods (Retail)                           6,500            75.0%            4,875       D
    Valuation Reserves                              (10,000)
                                            ----------------
                                                     43,278

Prepaids and Other Current Assets                     5,891             2.1%              125       E
Income Tax Refund                                       401             0.0%               -        F
Fixed Assets, Net                                    20,359             4.9%            1,000       G
Trademarks                                          103,162            24.2%           25,000       H
Goodwill and Other Intangibles                       51,210             0.0%                        I
                                                                                            -
Finished Goods supported by L/C, .                  18,8000            50.0%            9,400       J
  not yet shipped to the U.S
Finished Goods from piece goods in production,       7,000             50.0%            3,500
  not yet shipped to the U.S
Piece Goods supported by L/C, .                       4,700               2%               94
  not yet shipped to the U.S
                                            ----------------
                                                  $ 315,835
                                            ================                    ----------------
                                                                                       $ 99,940
Assets Available for Distribution                                               ================


Costs Associated with Liquidation
   Payroll Costs during Liquidation                                                  16,665
   Overhead Costs during Liquidation                                                  6,135
   Chapter 7 Trustee Fees                                                             2,998
   Chapter 7 Professional Fees                                                        2,998
                                                                              ----------------
Total Liquidation Costs                                                                28,797
                                                                              ----------------
Net Estimated Liquidation Proceeds Available for Distribution                        $ 71,143
                                                                              ================



                                     DISTRIBUTION OF PROCEEDS ANALYSIS

                                                     Estimated      Estimated       Estimated       Note
                                                     Allowable       Recovery       Recovery      Reference
            (in thousands)                          Claims ($)      Value ($)       Value (%)
                                                    (Unaudited)                    (Unaudited)
Net Estimated Liquidation Proceeds Available
   for Distribution to Secured Claims                                     71,143
                                                                   --------------

Less Secured Claims:                                                                                  K
     Postpetition Bank Credit Facility
       Loans (Tranche A)                                       -               -
       Letters of Credit (Tranche A)
                                                               -               -
       Loans (Tranche B)
                                                               -               -
       Letters of Credit (Tranche C)                       28,835         28,835         100.0%
     Standby Letters of Credit                             10,300         10,300         100.0%
     Other Secured Claims                                     300            300         100.0%
                                                    -------------  --------------
Total Secured Claims                                    $ 39,435          39,435         100.0%
                                                    =============  --------------

Net Estimated Proceeds Available After Secured Claims                     31,708
                                                                   --------------

Chapter 11 Administrative and Priority Claims:                                                        L
    Administrative Claims
       Postpetition Trade & Other                         28,323          28,323         100.0%
       Postpetition Payroll & Related                      3,337           3,337         100.0%
       Postpetition Other Accrued                          1,000           1,000         100.0%
    Priority Claims - Taxes                                                2,375         100.0%
                                                           2,375
                                                    -------------  --------------
Total Administrative and Priority Claims                $ 34,935          34,935         100.0%
                                                    =============  --------------
Net Estimated Recovery Percentage for
Administrative and Priority Claims                                        31,708          90.8%

Net Estimated Liquidation Proceeds Available
     for Distribution to Unsecured Claims                                 $    0           0.0%
                                                                   ==============

Net Estimated Liquidation Proceeds Available
     for Distribution to Equity Interests                                 $    0           0.0%
                                                                   ==============


NOTES:
A. Basis of Presentation. The liquidation analysis has been prepared to reflect the orderly liquidation of the Company's assets, pursuant to a Chapter 7 liquidation. The book value of assets and liabilities presented reflect the unaudited financials of Kasper as of December 28, 2002.

B. Cash and Cash Equivalents. Cash and Cash Equivalents reflect consolidated cash available as of December 28, 2002.

C. Accounts Receivable - Gross. The majority of Accounts Receivable are factored with CIT. The reserves against Accounts Receivable are principally GAAP reserves for allowances to retailers that either have been, or will be, granted. In an orderly liquidation, it is assumed that further allowances will not be granted but that retailers will take certain unapproved deductions which will not be recoverable.

D. Raw Materials and Finished Goods Inventory. Raw materials, if not committed to use in garments that are secured by a letter of credit, are assumed to have negligible value. Finished garments, and work in process supported by a letter of credit, is worth the freight and duty to bring into this country. Even if the product is sold at a slight loss from cost, the loss will be less than the incremental costs (duty and freight) and thus a recovery is possible upon sale.

E. Prepaids and Other Current Assets. This category consists principally of prepaid insurance, rent and utility deposits, prepaid advertising, and retainers. The rent deposits will offset the unsecured lease claims of the landlords. Property insurance has been fully paid from June 4, 2002 - June 3, 2003 and in a liquidation should yield a recovery on premium of about 5%.

F.Income Tax Refund. Since the IRS has proposed an assessment against the Company in an amount more than the refund claim, it is unlikely that the Company will receive this refund.

G. Fixed Assets, Net. Fixed Assets include office furniture, computer and warehouse equipment, factory equipment (cutting and sewing machines, etc. ), leasehold improvements, software and in store fixtures and improvements. The aggregate recovery is assumed to be negligible for office and factory equipment and nil for leasehold improvements as the demand for space is depressed at this time in all markets. Furniture, computers and warehouse equipment are assumed to be the bulk of the items with recovery potential.

H.Trademarks. Trademarks consists of the major marks of Albert Nipon, Anne Klein, Kasper and Le Suit - and the line extensions of these marks (e.g. AK Anne Klein, etc.). Since these marks generate royalty revenue subject to license agreements, it is likely that even a distressed auction sale will generate approximately 1.5 to 2 times current royalty revenue. The mitigating factors are the closure of the apparel company as an umbrella to licensing and the $20 million prepayment previously received from the watch licensee. In addition to royalty income, the Albert Nipon and Kasper marks represent profitable brand names that competitors may purchase to secure a niche in the apparel market, which will yield approximately $4-5 million.

I. Goodwill and Other Intangibles. Goodwill consists principally of the reorganization value in excess of tangible assets that was recorded upon the Company's spinoff from Leslie Fay in 1997. It is presumed that any value attached to this asset is recovered by the sale of the trademarks rather than the going concern of the apparel businesses.

J. Finished Goods Supported by L/C's and Not Yet Shipped to the U.S. (i.e. not in-transit). Certain factories require letters of credit prior to the start of the manufacturing process. This merchandise is not calculated as in-transit since the garments are not on the water and no invoice has been issued. The production process will be complete within 30 - 90 days and the factory will ship the garments. At that point, payment of freight and duty will be less than the recovery (since the L/C is assumed to be honored). If the recovery will be less, then the company should attempt to cancel the production and reimburse the factory for losses rather than a draw on the L/C.

K. Secured Claims. Secured claims consist primarily of drawings under Kasper's Debtor in Possession credit facility, documentary letters of credit and standby letters of credit (which it is presumed will be drawn upon by the beneficiaries regardless of whether their claim is secured or not).

L. Administrative and Priority Claims. Administrative and priority claims include estimates for postpetition accrued liabilities and accounts payable, tax claims and accrued but unpaid professional fees. Based on the chapter 7 liquidation scenario, the Debtors project that there will be no proceeds available for distribution after satisfaction of secured debt obligations and administrative and priority claims, and therefore no recovery for or distribution to creditors junior to the secured, administrative and priority claimants. Furthermore, the members of senior management are parties to employment agreements that have been assumed with Bankruptcy Court approval and liquidation will give rise to millions of dollars of additional administrative expense claims.

         4. Feasibility

         The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the projections contained in Section V.A above, entitled "PROJECTIONS AND VALUATION ANALYSIS--Projections." These projections are based upon the assumption that the Plan will be confirmed by the Court, and for projection purposes, the Effective Date of the Plan and its substantial consummation will take place as of January 31, 2003. The projections include unaudited pro-forma balance sheets, income statements, and cash flow statements reflecting reorganization adjustments from 2003 through 2005. Based upon the projections, the Debtors believe they will be able to make all payments required to be made pursuant to the Plan.

         5. Nonconsensual Confirmation

         The Court may confirm the Plan over the dissent of any impaired class if all of the requirements for consensual confirmation under subsection 1129(a) of the Bankruptcy Code, as discussed above, are met and if the following requirements of subsection 1129(b) of the Bankruptcy Code are satisfied as well:

a. Acceptance. Classes 3, 4, and 6 are impaired under the Plan. Class 3 and Class 4 will have accepted the Plan if the holders of at least two-thirds in dollar amount and a majority in number of the Claims in such classes that vote on the Plan vote to accept the Plan, and Class 6 will have accepted the Plan if the holders of at least two-thirds of the Equity Interests in such class that vote on the Plan vote to accept the Plan (provided in each case that votes of "insiders" (as defined in section 101(31) of the Bankruptcy Code) are not counted to achieve the requisite majorities of the accepting class and such holders have not been designated pursuant to section 1126(e) of the Bankruptcy Code as entities whose acceptances or rejections of the Plan were not in good faith, or were not solicited in good faith or in accordance with the provisions of the Bankruptcy Code).

         In addition to acceptance of the Plan by either Class 3, Class 4, or Class 6, in order for the Plan to be confirmed, the "no unfair discrimination" and "fair and equitable" tests, described below, must be satisfied as to any such class that rejects the Plan.

b. No Unfair Discrimination/Fair and Equitable Tests. In the event Class 3 accepts the Plan, the Debtors intend to seek confirmation of the Plan notwithstanding the nonacceptance of Class 4 and/or Class 6. To obtain such confirmation, the Debtors must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting impaired classes. Thus, the Plan must "not discriminate unfairly" and be "fair and equitable" to Class 4 and Class 6.

         A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more that it is entitled to on account of its Claims or Equity Interests. Under the Plan, no class will receive property having a value greater than 100% of the Allowed Claims in such class. With respect to Class 4 and Class 6, no other classes have legal rights substantially similar to the rights of Class 4 and Class 6. Accordingly, the Debtors believe the Plan does not discriminate unfairly against Class 4 or Class 6.

         The Bankruptcy Code establishes different "fair and equitable" tests for unsecured Claims and Equity Interests, as follows:

         (1) Unsecured Claims. Either (i) each holder of an impaired unsecured Claim receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its Allowed Claims or (ii) the holders of Claims and interests that are junior to the Claims of the dissenting class will not receive any property under the plan, subject to the applicability of the "new value" exception.

         (2) Equity Interests. Either (i) each Equity Interest holder will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the stock will not receive any property under the plan on account of such interests.

         The Debtors have requested that the Plan be confirmed if Class 3 votes to accept the Plan, notwithstanding the nonacceptance by any other class. The Debtors believe that, in the event Class 4 or Class 6 rejects the Plan, the fair and equitable test is satisfied as to the Claims and/or Equity Interests in such Classes. However, if Class 4 votes to reject the Plan, then Class 6 will receive no distribution under the Plan. If appropriate, the Debtors will show at the confirmation hearing that the Plan provides recoveries to the holders of allowed Class 3 and Class 4 Claims and Class 6 Equity Interests that satisfy the requirements of section 1129(b) of the Bankruptcy Code.

C.       EFFECTIVENESS OF THE PLAN

         1. Conditions Precedent to Confirmation

         The Plan shall not be confirmed unless and until the following conditions have been satisfied in full or waived as provided in subsection C.3 below:

                  a. Class 3 shall have voted to accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code;

                  b. All exhibits to the Plan, including those contained in the Plan Supplement, shall be in form and substance acceptable to the holders of Post-Petition Bank Credit Claims and the Creditors' Committee;

                  c. No default or event of default under the Post-Petition Bank Credit Agreement shall have occurred and be continuing; and

                  d. Either some or all of the Post-Petition Banks or one or more financial institutions reasonably acceptable to the Banks and the Debtors shall have agreed to provide the New Working Capital Facility to the Debtors upon the Effective Date of the Plan on terms acceptable to the Creditors' Committee and the Debtors.

         2. Conditions Precedent to Effectiveness

         The Plan will be consummated, and the Effective Date will occur, on the first Business Day (or as soon thereafter as is practicable) after the date on which the following conditions have been satisfied or waived as provided in subsection C.3 below:

                  a. the Confirmation Order, in form and substance reasonably acceptable to the holders of the DIP Financing, the New Working Capital Facility lenders, and the Creditors Committee, shall have been entered by the Bankruptcy Court on or before March 31, 2003, and no order staying or enjoining the consummation of the Plan shall be in force or effect;

                  b. the Effective Date shall have occurred on or before April 30, 2003;

                  c. all actions, documents, instruments, and agreements necessary to implement and effectuate the Plan shall have been taken or executed and delivered, as the case may be;

                  d. the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement and effectuate the Plan;

                  e. each of the Amended Certificates of Incorporation and the Amended By-laws, in form and substance acceptable to the Debtors and the Banks, shall have been filed, effected, or executed, as required; and

                  f. the Reorganized Debtors shall have access to the financing contemplated by the New Working Capital Facility.

         3. Waiver of Conditions

         Waiver of any of the conditions precedent to confirmation of the Plan or the occurrence of the Effective Date set forth in Section 6.1 or 6.2, respectively, of the Plan may be effectuated only by the Debtors with the consent of the holders of the Creditors' Committee (other than the conditions described in Sections 6.1(b), 6.1(d), 6.2(a) (except as to timing), 6.2(b) (except as to timing) and 6.2(f)).

         Upon the satisfaction or waiver of the conditions to the Effective Date set forth in Section 6.2 of the Plan, and subject to the satisfaction in full of


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each of the remaining conditions set forth in such Section, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action.

         4. Effect of Failure of Conditions

         Pursuant to the Plan, if each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or waived on or before the first Business Day that is more than 90 days after the date on which the Court enters an order confirming the Plan, or by such later date as is proposed by Kasper and approved, after notice and a hearing, by the Court, then
(a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or Entity or to prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors.

         5. Effect of Confirmation

         Except as otherwise expressly provided in the Plan or in the order confirming the Plan, the rights afforded in the Plan and the treatment of all creditors and Equity Interest holders thereunder will be in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Commencement Date, against the Debtors, their estates, their assets, and their properties and interests in property. Except as otherwise provided in the Plan, on the Effective Date, all such Claims against and Equity Interests in the Debtors will be deemed satisfied, discharged, and released in full. All entities will be precluded from asserting against the Debtors, their successors, or their assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

         As of the Effective Date, all persons and entities will be permanently enjoined and precluded from asserting against the Debtors, Reorganized Kasper, and their respective assets and properties, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Upon confirmation of the Plan, its provisions will bind the Debtors and their creditors and Equity Interest holders, whether or not they have filed proofs of Claims or Equity Interests, have accepted the Plan, or are entitled to receive distributions thereunder.


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                                      IX.
                              FINANCIAL INFORMATION

A.       GENERAL

         The audited consolidated balance sheets for the fiscal year ended December 29, 2001 and the related consolidated statements of operations, and shareholders' equity (deficit), and cash flows for each of the three years ended December 31, 2001, 2000 and 1999 of the Debtors are contained in Item 8 "Financial Statements and Supplementary Data" in the Annual Report on Form 10-K, a copy of which is annexed as Exhibit 2 to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtors' historical business performance and the impact of the chapter 11 cases on the Debtors' businesses. The Debtors will be required to file monthly operating reports with the Court. Such financial information will be on file with the Court and publicly available for review.

B.       SELECTED FINANCIAL DATA

         See Item 6 "Selected Historical Financial Data" set forth in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

C.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

         For a detailed discussion by management of the Debtors' financial condition, recent results of operations, liquidity, and capital resources, see
Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

D.       RECENT PERFORMANCE

         See the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, annexed as Exhibit 3, the fiscal quarter ended June 30, 2001, annexed as Exhibit 4 and the fiscal quarter ended September 29, 2001, annexed as
Exhibit 5 to this Disclosure Statement.

                                       X.
                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.


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
A.       LIQUIDATION UNDER CHAPTER 7

         If no plan can be confirmed, the Debtors' chapter 11 cases may be converted to a case (or cases) under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors' liquidation analysis are set forth in Section VIII.B.2 above, entitled "CONFIRMATION OF THE PLAN--Requirements for Confirmation of the Plan--Best Interests Test." the Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (ii) no distributions being made to holders of Senior Notes Claims or Kasper Common Stock.

B.       ALTERNATIVE PLAN OF REORGANIZATION

         If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired or has been terminated, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders than the Plan because of the greater return provided by the Plan.

                                      XI.
               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.       INTRODUCTION

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS, TO HOLDERS OF CLAIMS WHO ACQUIRED SUCH CLAIMS ON ORIGINAL ISSUE AND TO HOLDERS OF EQUITY INTERESTS,


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AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF
(THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN
SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

         THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

         THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B.       CONSEQUENCES TO HOLDERS OF CLAIMS

         1. Realization and Recognition of Gain or Loss in General

         The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

         Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as Cash and new debt instruments), in an amount equal to the difference between (i) the sum of the amount of any Cash, the issue price of any debt


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instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see subsection B.8 below, entitled "Allocation of Consideration to Interest."

         Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of 10 years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than 10 years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult its own tax advisor to determine whether its Allowed Claim constitutes a security for federal income tax purposes.

         2. Holders of Allowed Administrative Expense Claims (Unclassified) and Allowed Priority Non-Tax Claims (Class 1)

         Holders of Allowed Administrative Expense Claims and Allowed Priority Non-Tax Claims generally will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders must include amounts received in excess of their adjusted tax basis in their Claim (if any) in gross income in the taxable year in which such amounts are actually or constructively received by them. Where appropriate, income tax and employment tax will be withheld from such payments as required by law. With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see subsection B.8 below, entitled "Allocation of Consideration to Interest."

         3. Holders of Allowed Secured Claims (Class 2)

         In general, a holder of an Allowed Secured Claim will (i) have its Allowed Secured Claim reinstated, (ii) receive Cash in an amount equal to the value of the collateral securing the Allowed Secured Claim, or (iii) receive the collateral securing such holder's Allowed Secured Claim. If a holder has its Claim reinstated, such holder will not realize any gain or loss for federal


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
income tax purposes because the transaction will not give rise to a significant modification of the Allowed Secured Claim within the meaning of the Treasury Regulations.

         If a holder of an Allowed Secured Claim receives Cash or collateral in satisfaction of such Claim in whole or in part, such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Secured Claim and (b) the amount of Cash and the fair market value of the collateral received in the exchange in excess of amounts allocable to accrued but unpaid interest. The amount of Cash or the portion of the collateral received in respect of claims for accrued interest, fees and charges will be taxed as ordinary income, except to the extent previously included in income by a holder under his method of accounting. See subsection B.8 below, entitled "Allocation of Consideration to Interest."

         4. Holders of Allowed Senior Notes Claims (Class 3A)

         A holder of an Allowed Senior Notes Claim will receive New Anne Klein Common Stock on or after the Effective Date. Whether such distribution is taxable depends upon whether a holder's Allowed Senior Notes Claim constitutes a "security" for federal income tax purposes. See subsection B.1 above, entitled "Realization and Recognition of Gain or Loss in General." If an Allowed Senior Notes Claim does not constitute a "security" for federal income tax purposes, the holder of such a Claim would realize gain or loss in an amount equal to the difference between (a) the holder's basis (if any) in the Senior Notes Claim and
(b) the fair market value of the New Anne Klein Common Stock received in excess of amounts allocable to accrued but unpaid interest. Amounts received in respect of claims for accrued interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See subsection B.8 below, entitled "Allocation of Consideration to Interest." A holder's tax basis in any New Anne Klein Common Stock received in satisfaction of its Claim will equal the fair market value of such stock. In general, the holder's holding period for the New Anne Klein Common Stock received will commence the day following the issuance thereof.

         If an Allowed Senior Notes Claim constitutes a "security" for federal income tax purposes, the receipt of New Anne Klein Common Stock in satisfaction of such Claim will constitute a "recapitalization" for federal income tax purposes. Therefore, any realized gain or loss will not be recognized for federal income tax purposes. Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See subsection
B.8 below, entitled "Allocation of Consideration to Interest." A holder's tax basis in any New Anne Klein Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its Claim (not including any claim for accrued but unpaid interest). In general, the holder's holding period for the New Anne Klein Common Stock received will include the holder's holding period for its Claim, except to the extent the New Anne Klein Common Stock was issued in respect of a claim for accrued but unpaid interest. A holder's tax basis in any


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
New Anne Klein Common Stock received in satisfaction of its Claim for accrued but unpaid interest will be equal to the fair market value of any New Anne Klein Common Stock so received.

         5. Holders of Allowed General Unsecured Claims (Class 3B)

         A holder of an Allowed General Unsecured Claim will receive New Anne Klein Common Stock on or after the Effective Date. Whether such distribution is taxable depends upon whether a holder's Allowed General Unsecured Claim constitutes a "security" for federal income tax purposes. See subsection B.1 above, entitled "Realization and Recognition of Gain or Loss in General." If an Allowed General Unsecured Claim does not constitute a "security" for federal income tax purposes, the holder of such a Claim would realize gain or loss in an amount equal to the difference between (a) the holder's basis (if any) in the General Unsecured Claim and (b) the fair market value of the New Anne Klein Common Stock received in excess of amounts allocable to accrued but unpaid interest. Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See subsection B.8 below, entitled "Allocation of Consideration to Interest." A holder's tax basis in any New Anne Klein Common Stock received in satisfaction of its Claim will equal the fair market value of such stock. In general, the holder's holding period for the New Anne Klein Common Stock received will commence the day following the issuance thereof.

         If an Allowed General Unsecured Claim constitutes a "security" for federal income tax purposes, the receipt of New Anne Klein Common Stock in satisfaction of such Claim will constitute a "recapitalization" for federal income tax purposes. Therefore, any realized gain or loss will not be recognized for federal income tax purposes. Amounts received in respect of claims for accrued but unpaid interest will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See subsection B.8 below, entitled "Allocation of Consideration to Interest." A holder's tax basis in any New Anne Klein Common Stock received in satisfaction of its Claim (other than a claim for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its Claim (not including any claim for accrued but unpaid interest). In general, the holder's holding period for the New Anne Klein Common Stock received will include the holder's holding period for its Claim, except to the extent the New Anne Klein Common Stock was issued in respect of a claim for accrued but unpaid interest. A holder's tax basis in any New Anne Klein Common Stock received in satisfaction of its Claim for accrued but unpaid interest will be equal to the fair market value of any New Anne Klein Common Stock so received.

         6. Holders of Allowed Convenience Claims (Class 4)

         A holder of an Allowed Convenience Claim will receive Cash on or after the Effective Date. In general, a holder of a Convenience Claim will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Convenience Claim and (b) the amount of any Cash received (other than any consideration attributable to a Claim for accrued but unpaid interest). Amounts received in respect of claims for accrued but unpaid interest will be taxed as


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ordinary income, except to the extent previously included by a holder under his method of accounting. See subsection B.8 below, entitled "Allocation of Consideration to Interest."

         7. Holders of Allowed Kasper Equity Interests (Class 6)

         On the Effective Date, holders of Kasper Common Stock will receive one
(1) New Anne Klein Warrant for each nine (9) shares of Kasper Common Stock held by such holder. In general, a holder of Kasper Common Stock will recognize gain or loss (subject to the "wash sale" rules discussed below) in an amount equal to the difference between (a) the tax basis in its Kasper Common Stock and (b) the fair market value of the New Anne Klein Warrants received by such holder. A holder's tax basis in any New Anne Klein Warrants received in exchange for Kasper Common Stock will equal the fair market value of such New Anne Klein Warrants. In general, a holder's holding period for the New Anne Klein Warrants will commence the day following the issuance thereof.

         To the extent a loss would otherwise be recognizable on the exchange, such loss may be deferred under the "wash sale" rules of the Tax Code. Section 1091(a) of the Tax Code provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities. If the Kasper Common Stock and the New Anne Klein Common Stock receivable upon exercise of the New Anne Klein Warrants are considered "substantially identical" and the exchange of Kasper Common Stock for the New Anne Klein Warrants results in a loss to the holder, such loss may be disallowed and added to the tax basis of the New Anne Klein Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Kasper Common Stock should consult their tax advisors.

         8. Allocation of Consideration to Interest

         Pursuant to the Plan, all Distributions in respect of Allowed Claims will be allocated first to the principal amount of the Allowed Claim, with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent any amount received (whether stock, Cash or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Allowed Claim is urged to consult its own tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.


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         9. Tax Treatment of Gain Recognized on Subsequent Sale of Certain Stock

         Any gain recognized by a holder upon a subsequent taxable disposition of New Anne Klein Common Stock received pursuant to the Plan in satisfaction of a holder's Claims will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claims and any ordinary loss deduction incurred upon satisfaction of such Claims, less any income (other than interest income) recognized by the holder upon satisfaction of such Claims, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holders of such Claims had been satisfied in full but which was not included by reason of the cash method of accounting.

         10. Withholding

         All Distributions under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the fourth-lowest tax rate applicable to unmarried individuals. That rate is currently 30 percent. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.       CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS

         1. Discharge-of-Indebtedness Income Generally

         In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

         Pursuant to the Plan, Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims generally will be paid in full and, therefore, the treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims


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are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to approximately $29 million of COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

         2. Attribute Reduction

         The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order and at the following rates: (i) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (ii) general business credit carryovers, 33-1/3 cents for each dollar of excluded income; (iii) the minimum tax credit available under section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33-1/3 cents for each dollar of excluded income; (iv) any capital losses for the taxable year of the discharge and any capital loss carryovers to such taxable year, dollar for dollar; (v) the basis of the taxpayer's assets both depreciable and nondepreciable, dollar for dollar, but the basis cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge; (vi) passive activity loss or credit carryovers of the taxpayer under section 469(b) of the Tax Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33-1/3 cents for each dollar of excludible income in the case of any passive activity credit carryovers; and
(vii) foreign tax credit carryovers, 33-1/3 cents for each dollar of excluded income. However, under section 108(b)(5) of the Tax Code the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the "aggregate liabilities" limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Reorganized Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability would not apply. The Debtors are considering whether it would be advantageous to make the election to reduce the basis of their depreciable assets first under section 108(b)(5) of the Tax Code.

         In general, a taxpayer determines its tax liability for the year of discharge without regard to the attribute reduction rules, which are applied as of the beginning of the following taxable year.

         It is not clear whether, in the case of affiliated corporations filing a consolidated return (such as the Debtors or Reorganized Debtors), the attribute reduction rules apply separately to the particular corporation whose debt is being discharged, or to the tax attributes of the entire group without regard to the identity of the debtor. Although the IRS has informally taken the position that net operating losses are reduced on a consolidated basis, there is also support for the separate entity approach. The Debtors do not know at this time which position they will take on their tax returns, or whether the resolution of this issue would have a material impact on them.


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         3. Utilization of Net Operating Loss Carryovers

         In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate entity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." The long-term tax-exempt rate as of the date of this Disclosure Statement is 4.63%. In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused section 382 limitations from prior years.

         On the other hand, if at the date of an ownership change the adjusted basis for federal income tax purposes of a debtor's assets exceeds the fair market value of such assets by prescribed amounts, (a "net unrealized built-in loss") then, upon the realization of such built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the net operating loss carryover, rather than the current deduction, and are also subject to the section 382 limitation.

         The Debtors believe that implementation of the Plan will create a section 382 change of ownership. The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of reorganizations under the Bankruptcy Code. Under the so-called "Section 382(1)(5) bankruptcy exception" to section 382 of the Tax Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (in vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis but is reduced by the amount of interest deductions claimed during the three taxable years plus the part year, if any, immediately preceding the effectiveness of the Plan, in respect of debt converted into stock in the reorganization. Moreover, if the section 382(1)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

         In determining whether a debtor satisfies the 50% test described above, and hence qualifies for section 382(l)(5) treatment, only creditors who have held their claims for prescribed periods of time and exchange such claims for stock may be counted. Thus, active trading in the claims may prevent a debtor from meeting the tests of section 382(l)(5). The Debtors do not know at this time whether, as a result of such claims trading, it will fail to qualify under section 382(l)(5).

         If the debtor would otherwise qualify for the section 382(1)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of section 382 of the Tax Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims)


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instead of immediately before the ownership change (the "Section 382(1)(6)
Limitation"). Alternatively, if the debtor does not qualify for the section 382(1)(5) bankruptcy exception, the utility of its NOL would automatically be governed by the Section 382(1)(6) Limitation.

         Based on their federal income tax returns as filed and upon estimates at the close of the taxable year ending December 31, 2001, the Debtors believe they will have a federal NOL of approximately $76 million for regular tax purposes and alternative minimum tax purposes. See subsection C.5 below, entitled "Alternative Minimum Tax." In addition, they will have a foreign tax credit carryover of approximately $130,000. THE DEBTORS DO NOT KNOW WHETHER THEY WILL HAVE A NET UNREALIZED BUILT-IN LOSS AS OF THE OWNERSHIP CHANGE ARISING FROM IMPLEMENTATION OF THE PLAN. However, the amount of the NOL could be reduced or eliminated because of audit adjustments by the IRS that result from IRS examinations of the Debtors' returns, or any COD income as a result of the attribute reduction rules discussed above in subsection C.2 above, entitled "Attribute Reduction." In addition, depending upon the valuation placed on the Debtors' assets, the Debtors could have a net unrealized built-in loss.

         The amount of NOLs available to the Debtors or Reorganized Debtors is based on factual and legal issues with respect to which there can be no certainty. The actual annual utility of the NOL carryovers will be determined by actual market value and the actual long-term tax-exempt rate at the date of reorganization and may be different from amounts described herein. Accordingly, the utility of the section 382(l)(5) bankruptcy exception versus an election to apply the 382(l)(6) limitation cannot be ascertained at this time.

         4. Consolidated Return Items

         THE CONFIRMATION OF THE PLAN MAY RESULT IN THE RECOGNITION OF INCOME OR LOSS ATTRIBUTABLE TO THE EXISTENCE OF DEFERRED INTERCOMPANY TRANSACTIONS, EXCESS LOSS ACCOUNTS OR SIMILAR ITEMS. THE DEBTORS, HOWEVER, DO NOT BELIEVE THAT THE CONSEQUENCE OF SUCH ITEMS (IF ANY) WOULD HAVE A MATERIAL EFFECT ON THEM.

         5. Alternative Minimum Tax

         A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. As a general rule, for purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of not less than 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that would otherwise be offset by NOLs. However, due to changes in the federal tax code, to the extent the Company would be subject to payment of an alternative minimum tax during the 2002 tax year, the Company will be able to offset 100% of their AMTI with NOLs.


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         Certain legislative proposals now pending before Congress would, if enacted, repeal the Alternative Minimum Tax for corporations.

                                      XII.
                                   CONCLUSION

         The Debtors believe the Plan is in the best interests of all creditors and urge the holders of impaired Claims in Classes 3 and 4 and impaired Equity Interests in Class 6 to vote to accept the Plan and to evidence such acceptance by returning their ballots so they will be received by the Debtors' Voting Agent not later than 5:00 p.m. (Eastern Time) on [________], 2002.

Dated:  New York, New York
         November 6, 2002
                                                  KASPER A.S.L., LTD.
                                                  A.S.L. RETAIL OUTLETS, INC.
                                                  ASL/K LICENSING CORP.
                                                  AKC ACQUISITION, LTD.
                                                  LION LICENSING, LTD.
                                                  KASPER HOLDINGS, INC.


                                                  By:   /s/ John D. Idol
                                                        ------------------------
                                                        John D. Idol
                                                        Chief Executive Officer
                                                        (Kasper A.S.L., Ltd.)





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